     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1997
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PROBUSINESS SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

              DELAWARE                              7374                             94-2976066
    (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
         of incorporation)              Classification Code Number)             Identification No.)

                              5934 GIBRALTAR DRIVE
                              PLEASANTON, CA 94588
                                 (510) 734-9990
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                THOMAS H. SINTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              5934 GIBRALTAR DRIVE
                              PLEASANTON, CA 94588
                                 (510) 734-9990
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

                ALAN K. AUSTIN, ESQ.                               KENNETH L. GUERNSEY, ESQ.
              ELIZABETH R. FLINT, ESQ.                               KARYN R. SMITH, ESQ.
               ELIZABETH M. KURR, ESQ.                              RICHARD S. JASEN, ESQ.
                JOHN L. WHITTLE, ESQ.                                 COOLEY GODWARD LLP
          WILSON SONSINI GOODRICH & ROSATI                            ONE MARITIME PLAZA
              PROFESSIONAL CORPORATION                                    20TH FLOOR
                 650 PAGE MILL ROAD                                 SAN FRANCISCO, CA 94111
              PALO ALTO, CA 94304-1050                                  (415) 693-2000
                   (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING    REGISTRATION
           BE REGISTERED              REGISTERED(1)       PER SHARE(2)           PRICE(2)             FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
  share.............................  2,300,000 shares        $12.00            $27,600,000          $8,364
================================================================================================================

(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 12, 1997

                                      LOGO

                                2,000,000 SHARES

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by ProBusiness Services, Inc. ("ProBusiness" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.
                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO                                 PROCEEDS TO
                                         PUBLIC            UNDERWRITING          COMPANY(1)
                                                           DISCOUNTS AND
                                                            COMMISSIONS
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(2)..........................           $                   $                    $
=================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $950,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $           , $          and $           ,
    respectively.
                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about           , 1997.

ROBERTSON, STEPHENS & COMPANY                            WILLIAM BLAIR & COMPANY

                The date of this Prospectus is           , 1997

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR THE SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1997, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    4
Risk Factors..........................................................................    6
Use of Proceeds.......................................................................   14
Dividend Policy.......................................................................   14
Capitalization........................................................................   15
Dilution..............................................................................   16
Selected Financial Data...............................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   18
Business..............................................................................   25
Management............................................................................   35
Certain Transactions..................................................................   43
Principal Stockholders................................................................   44
Description of Capital Stock..........................................................   45
Shares Eligible for Future Sale.......................................................   48
Underwriting..........................................................................   49
Legal Matters.........................................................................   51
Experts...............................................................................   51
Change in Accountants.................................................................   51
Additional Information................................................................   51
Index to Financial Statements.........................................................  F-1

     ProBusiness(R) is a registered trademark of the Company. BeneSphere Administrators(TM) and Enrollnet(TM) are trademarks of the Company. This Prospectus also includes trade names and trademarks of companies other than ProBusiness.

     The Company was incorporated in California in October 1984 and intends to reincorporate in Delaware prior to this offering. The Company's executive offices are located at 5934 Gibraltar Drive, Pleasanton, California 94588, and its telephone number is (510) 734-9990.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to (i) a reincorporation of the Company in Delaware prior to this offering, (ii) the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock automatically upon the completion of this offering and (iii) the issuance of 160,956 shares of Common Stock upon the net exercise of warrants upon the completion of this offering. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     The Company is a leading provider of employee administrative services for large employers, typically with over 250 employees. The Company's primary service offerings are payroll processing, payroll tax filing, human resources software and benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system. As of January 31, 1997, the Company provided services to over 1,200 clients and provided payroll services to 400 clients with an aggregate of approximately 375,000 employees and an average of approximately 900 employees. The Company's clients include: 3Com Corporation, Abbott Laboratories, Airtouch Communications Inc., AST Research, Inc., Coach Leatherwear Co., Inc., The Gillette Company, Kellogg USA Inc., LSI Logic Corporation, Netscape Communications Corp., Sunglass Hut International, Inc., TCI Cablevision, Toyota Motor Corporation, Watkins-Johnson Company and Williams-Sonoma, Inc.

     Many large businesses have found that outsourcing non-core functions reduces costs, improves service, quality and efficiency, allows personnel to focus on core competencies and enhances productivity through access to advanced technologies. In recent years, payroll processing and benefits administration have increased in complexity due to continual changes in regulations and increasingly sophisticated employee benefits plans. As a result, the demand for outsourcing employee administrative services has grown significantly and is expected to continue to grow over the next several years. It is estimated that third-party payroll and payroll tax services alone generated approximately $3.4 billion in revenue in 1995 and will generate approximately $7.4 billion in revenue in 2000.

     The Company differentiates itself from its competitors through its proprietary technology, high quality, responsive and professional client service and focus on the needs of large employers. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll systems and processes and implementing a cost-effective solution. The Company maintains an ongoing relationship with each client using a strategic team of specialists led by a personal account manager who proactively manages each client's account and marshals the resources of the team to meet the client's specific needs. ProBusiness maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company believes that its low client-to-account manager ratio and its focus on client service are key factors in enabling the Company to achieve a high payroll client retention rate, which was approximately 90% in 1996.

     The Company's objective is to be the premier provider of employee administrative services for large employers. The Company's strategy to accomplish its objective includes expanding its client base by increasing its direct sales force, offering additional services to existing clients, developing a comprehensive and fully integrated suite of employee administrative services, and increasing the breadth of its service offerings and features. The Company is committed to maintaining the high levels of professional and personal service that it believes have allowed it to establish a competitive advantage in its industry.

     In March 1997, entities affiliated with General Atlantic Partners LLC ("General Atlantic") purchased $10.0 million of Preferred Stock of the Company. As a result, General Atlantic will own approximately 11.4% of the Company's outstanding Common Stock upon the completion of this offering. General Atlantic is a private equity investment firm.

                                  THE OFFERING

Common Stock offered by the Company............................  2,000,000 shares
Common Stock to be outstanding after this offering.............  10,057,727 shares(1)
Use of proceeds................................................  To repay indebtedness and for working capital and potential acquisitions.
                                                                 See "Use of Proceeds."
Proposed Nasdaq National Market symbol.........................  PRBZ

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                         SIX MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                       DECEMBER 31,
                                        --------------------------------------     ----------------------------
                                                                     PRO FORMA                        PRO FORMA
                                         1994      1995     1996      1996(2)       1995     1996      1996(2)
                                        -------   ------   -------   ---------     ------   -------   ---------
STATEMENTS OF OPERATIONS DATA:
Revenue...............................  $ 4,069   $7,095   $13,863    $17,341      $5,106   $10,199    $11,855
Operating expenses:
  Cost of providing services..........    1,629    2,703     6,435      7,875       2,278     5,238      6,120
  General and administrative
    expenses..........................    1,202    1,304     2,054      3,152         801     1,491      2,150
  Research and development expenses...    1,202    1,038     1,257      1,482         298     1,308      1,308
  Client acquisition costs............    1,467    2,943     5,388      6,411       2,068     4,628      5,436
  Acquisition of in-process
    technology........................       --       --       711        711          --        --         --
                                        -------   ------   -------    -------      ------   -------    -------
Total operating expenses..............    5,500    7,988    15,845     19,631       5,445    12,665     15,014
                                        -------   ------   -------    -------      ------   -------    -------
Loss from operations..................   (1,431)    (893)   (1,982)    (2,290)       (339)   (2,466)    (3,159)
Interest expense, net.................       46       86       404        440         117       508        519
                                        -------   ------   -------    -------      ------   -------    -------
Net loss..............................  $(1,477)  $ (979)  $(2,386)   $(2,730)     $ (456)  $(2,974)   $(3,678)
                                        =======   ======   =======    =======      ======   =======    =======
Pro forma net loss per share(3).......                     $ (0.29)   $ (0.33)              $ (0.36)   $ (0.44)
                                                           =======    =======               =======    =======
Shares used in computing pro forma net
  loss per share(3)...................                       8,212      8,212                 8,294      8,294
                                                           =======    =======               =======    =======

                                                                                 DECEMBER 31, 1996
                                                                          --------------------------------
                                                                                           PRO FORMA
                                                                          ACTUAL      AS ADJUSTED(2)(4)(5)
                                                                          -------     --------------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................  $ 1,254           $ 21,694
Working capital.........................................................       32             18,240
Total assets............................................................   11,904             35,594
Long-term debt and note payable to stockholder, less current portion....    8,380              1,159
Capital lease obligations, less current portion.........................    2,179                979
Total stockholders' equity (deficit)....................................   (2,886)            26,655

---------------

(1) Includes 1,149,466 shares of Common Stock issuable upon conversion of Preferred Stock sold to General Atlantic in March 1997. Excludes as of December 31, 1996 (i) 568,917 shares of Common Stock subject to outstanding options; (ii) 121,892 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 1,727,628 shares of Common Stock reserved for future grant under the Company's 1996 Stock Option Plan, which includes an increase in the number of shares reserved under the 1996 Stock Option Plan in February 1997; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. See "Management -- Stock Plans" and Notes 3, 4, 6, 7, 10 and 11 of Notes to Financial Statements -- ProBusiness Services, Inc.

(2) The pro forma statements of operations for the year ended June 30, 1996 and the six months ended December 31, 1996 have been prepared as if the acquisitions of BeneSphere Administrators, Inc. and Dimension Solutions, Inc. had occurred as of July 1, 1995. The pro forma balance sheet as of December 31, 1996 has been prepared as if the acquisition of BeneSphere Administrators, Inc. had occurred on December 31, 1996. See Selected Unaudited Pro Forma Condensed Consolidated Financial Information.

(3) See Note 6 of Notes to Selected Unaudited Pro Forma Condensed Consolidated Financial Information for an explanation of the determination of the shares used in computing pro forma net loss per share.

(4) Adjusted to reflect proceeds from the sale of $10.0 million of Preferred Stock in March 1997 and the repayment of approximately $4.8 million of outstanding indebtedness from such proceeds.

(5) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

OPERATING LOSSES; NEED TO COMMIT TO EXPENSES IN ADVANCE OF REVENUES

     The Company has experienced significant operating losses since its inception and expects to incur significant operating losses in the future due to continued client acquisition costs, investments in research and development and costs associated with expanding its sales efforts and operations to new geographic regions. As of December 31, 1996, the Company had an accumulated deficit of approximately $15.7 million. The establishment of new client relationships involves lengthy and extensive sales and implementation processes. The sales process generally takes three to nine months or longer, and the implementation process generally takes three to six months or longer. In connection with the acquisition of each new client, the Company incurs substantial client acquisition costs, which consist primarily of sales and implementation expenses and, to a lesser extent, marketing expenses. The Company's ability to achieve profitability will depend in part upon its ability to attract and retain new clients, offer new services and features and achieve market acceptance of new services. There can be no assurance that the Company will achieve or sustain profitability in the future. The Company has made acquisitions in the past and intends to pursue acquisitions in the future. In connection with acquisitions, the Company has in the past incurred and will likely incur in the future costs associated with adding personnel, integrating technology and increasing overhead to support the acquired business, acquiring in-process technology and amortization expenses related to goodwill. As a result, such acquisitions have had and any future acquisition could have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's business is characterized by significant seasonality. As a result, the Company's revenue has been subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters, primarily due to new clients beginning services in January (the beginning of the tax year and the Company's third fiscal quarter) and higher interest income earned on tax funds. Further, the Company's operating expenses are typically higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in January.

     The Company's quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, interest rates, seasonality, the ability of the Company to design, develop and introduce new services and features for existing services on a timely basis, transition costs to new technologies, expenses incurred for geographic expansion, risks associated with payroll tax and benefits administration services, price competition, a reduction in the number of employees of its clients, and general economic factors. Revenue from new clients represents a significant portion of quarterly revenue in the third and fourth fiscal quarters. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. The Company's agreements with its clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of the Company's services or the Company's underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for such quarter. As the Company secures larger clients, the time required for implementing the Company's services increases, which could contribute to larger fluctuations in revenue. Interest income earned from investing payroll tax funds, which is a significant portion of the Company's revenue, is vulnerable to fluctuations in interest rates. In addition, the Company's business may be affected by shifts in the general health of the economy, client staff reductions, strikes, acquisitions of its client by other companies and other downturns. There can be no assurance that the Company's future revenue and results of operations will not vary substantially. It is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In either case, the market price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH ACQUISITIONS

     In January 1997, the Company acquired BeneSphere Administrators, Inc. ("BeneSphere"), a provider of benefits administration services. The integration of BeneSphere's business with the Company's business has placed and will continue to place a significant burden on the Company's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of the acquired company, the difficulty associated with assimilating the personnel and operations of the acquired company, the potential disruption of the Company's ongoing business, the maintenance of uniform standards, controls, procedures and policies, and the impairment of the Company's reputation and relationships with employees and clients. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its acquisition of BeneSphere.

     While the Company has no current agreements or negotiations underway with respect to any acquisition, the Company intends to make additional acquisitions of complementary services, technologies or businesses. There can be no assurance that any future acquisition will be completed or that, if completed, will be effectively assimilated into the Company's business. In addition, future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Company's Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH PAYROLL TAX SERVICE AND BENEFITS ADMINISTRATION SERVICES

     The Company's payroll tax service is subject to various risks resulting from errors and omissions in filing client tax returns and paying tax liabilities owed to tax authorities on behalf of clients. The Company's clients calculate and transfer to the Company contributed employer and employee tax funds. The Company processes the data received from the client and remits the funds along with a tax return to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties will not have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company's reserves or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate tax return filings or pay tax liabilities when due on behalf of clients may damage the Company's reputation and could adversely affect its relationships with existing clients and its ability to gain new clients.

     The Company's payroll tax service is also dependent upon government regulations, which are subject to continuous changes. Failure by the Company to implement these changes into its services and technology in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since a significant portion of the Company's revenue is derived from interest earned from investing tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment for taxes owed to government authorities would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's benefits administration services are subject to various risks resulting from errors and omissions in processing and filing COBRA or other benefit plan forms in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and is subject to penalties for any late or misfiled plan forms. There can be no assurance the Company's reserves or insurance for such penalties will be adequate. In addition, failure to properly file plan forms would have a material adverse effect on the Company's reputation, which could adversely affect its relationships with existing clients and its ability to gain new clients. The Company's benefits administration services are also dependent upon government regulations which are subject to continuous changes that could reduce or eliminate the need for benefits administration services.

     The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Service Offerings."

MANAGEMENT OF GROWTH

     The Company's business has grown significantly in size and complexity over the past three years, which has placed significant demands on the Company's management, systems, internal controls, and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees, open new offices to gain clients in new geographic regions and invest in new equipment or make other capital expenditures. In addition, the Company expects that it will need to develop further its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition or results of operations. The Company is currently in the process of integrating BeneSphere's business with the Company's business. The Company intends to establish a production facility in Southern California and open new sales offices to gain new clients. In addition, the Company has leased a larger facility to house its operations in Pleasanton, California, which the Company expects will be completed in late 1997. There can be no assurance that the Company will be able to effectively integrate BeneSphere's business or establish such facilities on a timely basis. In addition, the Company's growth may depend to some extent on its ability to successfully complete strategic acquisitions to expand or complement its existing business. There can be no assurance that suitable acquisitions can be identified, consummated or successfully integrated into the Company's operations. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTEREST RATE FLUCTUATIONS

     The Company invests tax funds transferred to it by clients until the Company remits the funds to tax authorities when due. Interest income earned from investing these funds represents a significant portion of the Company's revenue. The Company typically invests tax funds in short- to mid-term investment-grade securities, which are subject to interest rate fluctuations. As a result, the Company's business, financial condition and results of operations are significantly impacted by interest rate fluctuations. The Company intends to minimize the impact of interest rate fluctuations through hedging activities, although it currently does not do so and no assurance can be given that such activities will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL COMPETITION

     The market for the Company's services is intensely competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. The Company primarily competes with several public and private payroll service providers such as Automatic Data Processing, Inc., Ceridian Corporation and Paychex, Inc., as well as smaller, regional competitors. Many of these companies have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition, many of these companies offer more services or features than the Company and have processing facilities located throughout the United States. The Company also competes with in-house employee services departments and, to a lesser extent, banks and local payroll companies. With respect to benefits administration services, the Company competes with insurance companies, benefits consultants and other local benefits outsourcing companies. The Company may also compete with marketers of related products and services that may offer payroll or benefits administration services in the future. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."

RELIANCE ON RAPIDLY CHANGING TECHNOLOGY; RISKS OF SOFTWARE DEFECTS

     The technologies in which the Company has invested to date are rapidly evolving and have short life cycles, which requires the Company to anticipate and rapidly adapt to technological changes. In addition, the Company's industry is characterized by increasingly sophisticated and varied needs of clients, frequent new service and feature introductions and emerging industry standards. The introduction of services embodying new technologies and the emergence of new industry standards and practices can render existing services obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop advanced technologies, enhance its existing services with new features, add new services that address the changing needs of its clients, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Several of the Company's competitors invest substantially greater amounts in research and development than the Company, which may allow them to introduce new services or features before the Company. Even if the Company is able to develop new technologies in a timely manner, it may incur substantial costs in deploying new services and features to its clients, including costs of additional personnel. If the Company is unable to develop and introduce new services and new features of existing services in a timely or cost-effective manner, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Service Offerings" and "-- Research and Development."

     Application software used by the Company may contain defects or failures when introduced or when new versions or enhancements are released. The Company has in the past discovered software defects in certain of its applications, in some cases only after its systems have been used by clients. There can be no assurance that future defects will not be discovered in existing or new applications or releases. Any such occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Technology" and "-- Research and Development."

DEPENDENCE ON THIRD-PARTY PROVIDERS

     The Company depends on third-party courier services to deliver paychecks to clients. The Company does not have any formal written agreements with any of the courier services that it uses.

Such courier services have been in the past and may be in the future unable to timely pick up or deliver the paychecks from the Company to its clients for a variety of reasons, including employee strikes, storms or other adverse weather conditions, earthquakes or other natural disasters, logistical or mechanical failures or accidents. Failure by the Company to deliver client paychecks on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations and could damage the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients.

DISASTER RECOVERY; RISK OF LOSS OF CLIENT DATA

     The Company conducts all of its payroll and payroll tax processing and production at the Company's headquarters located in Pleasanton, California and intends to establish an alternative processing center and back-up facility in Southern California. The Company establishes for each client a complete set of payroll data at the Pleasanton processing center and client headquarters so that clients are able to process payroll checks based on the data they have on site if necessary. There can be no assurance that the Company's disaster recovery procedures are sufficient or that the data recovered at the client site would be sufficient to allow the client to calculate and produce payroll in a timely fashion.

     The Company's operations are dependent on its ability to protect its computer systems against damage from a major catastrophe (such as an earthquake or other natural disaster), fire, power loss, security breach, telecommunications failure or similar event. No assurance can be given that the precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data centers, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

     The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. The Company may in the future experience difficulty in recruiting sufficient numbers of qualified personnel. The inability to attract and retain experienced personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition," "-- Employees" and "Management."

RISKS ASSOCIATED WITH GEOGRAPHIC EXPANSION

     A substantial majority of the Company's revenue has been derived from clients located in the western United States. The Company's ability to achieve significant future revenue growth will in large part depend on its ability to gain new clients throughout the United States. Currently, the Company has eight sales representatives located outside of California, and the Company intends to locate additional sales representatives in major metropolitan areas throughout the United States. The Company opened a sales office in Irvine, California in February 1995. All production for the Company's clients has been maintained primarily at the Company's headquarters in Pleasanton, California. The Company intends to move a portion of the production services to Irvine, California in late 1997, however, there can be no assurance that such services will be transferred on time or at all. The Company also expects to open additional sales offices in the future. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on the Company's management and operating and financial systems. The Company will be required to continue to implement and improve its systems on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and clients and the increased size of the Company's operations. Any failure to implement and improve the Company's systems or to hire and retain the appropriate personnel to manage its operations would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, an increase in the Company's operating expenses from its planned expansion will have a material adverse effect on the Company's business, financial condition and results of operations if revenue does not increase to support such expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

RISKS ASSOCIATED WITH THE INTRODUCTION OF NEW SERVICES FEATURES

     The Company's future business, financial condition and results of operations will continue to depend upon the Company's ability to add new services or enhancements to existing services that address the needs of the market. Failure by the Company to successfully design, develop and introduce new services or enhancements on a timely basis could prevent the Company from maintaining existing client relationships, gaining new clients or expanding its markets and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Research and Development."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend on the performance of the Company's senior management and other key employees. The Company's senior management team does not have prior executive management experience in publicly traded companies. The loss of the services of any senior management or other key employee could have a material adverse effect on the Company's business, financial condition and results of operations. The Company generally does not enter into employment or noncompetition agreements with its employees. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competitor, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists by a former employee or that such disclosure or use would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's success is dependent in part upon its proprietary software technology. The Company has no patents, patent applications or registered copyrights. The Company relies on a combination of contract, copyright and trade secret laws to establish and protect its proprietary technology. The Company distributes its services under software license agreements that grant clients licenses to use the Company's services and contain various provisions protecting the Company's ownership and the confidentiality of the underlying technology. The Company generally enters into confidentiality and/or license agreements with its employees and existing and potential clients, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology. There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights of others, or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Proprietary Rights."

CONCENTRATION OF STOCK OWNERSHIP

     Upon completion of this offering, the Company's directors and executive officers and their respective affiliates will beneficially own approximately 48.2% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have power to influence any stockholder action or approval requiring a majority vote. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation among the Company and the representatives of the Underwriters based upon several factors and may not be indicative of the market price of the Company's Common Stock following this offering. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, market conditions in the information services industry, quarterly fluctuations in the Company's operating results, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the marketplace for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SUBSTANTIAL DILUTION

     The assumed initial public offering price is substantially higher than the pro forma net tangible book value per share of the outstanding Common Stock. As a result, purchasers of the Common Stock offered hereby will incur immediate, substantial dilution in the amount of $8.71 per share. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. The Company has in the past granted a substantial number of options to purchase Common Stock to employees as part of compensation packages, and the Company expects that it will continue to grant a substantial number of options in the future. In addition, the Company has adopted an employee stock purchase plan that will provide employees an opportunity to purchase shares below prevailing market value. The Company also may issue shares of its Common Stock in connection with strategic acquisitions or alliances, which could also result in dilution to stockholders. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 10,057,727 shares of Common Stock, based upon the number of shares outstanding as of December 31, 1996 and including 1,149,466 shares of Common Stock issuable upon conversion of Preferred Stock issued in March 1997. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act

("Affiliates"). The remaining 8,057,727 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) approximately 2,000 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 1,000 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 6,702,341 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods. In addition, certain of the Restricted Shares are subject to vesting.

     As of December 31, 1996, options to purchase 568,917 shares of Common Stock were outstanding, of which options to purchase 138,416 shares were then exercisable. The Company intends to file a Form S-8 registration statement under the Securities Act 90 days after the date of this Prospectus to register 1,727,628 shares of Common Stock reserved for issuance under the Company's 1989 Stock Option Plan and 1996 Stock Option Plan and 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. In addition, warrants to purchase 121,892 shares of Common Stock are outstanding, all of which will be eligible for sale 180 days after the date of this Prospectus.

     Pursuant to agreements between the Company and certain stockholders and warrantholders (or their permitted transferees), approximately 6,360,470 shares of Common Stock and 121,892 shares issuable upon exercise of warrants are entitled to certain registration rights under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

     In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain other provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. These provisions include a classified board, advance notice procedures for stockholders to nominate candidates for election as directors of the Company, authorization of the Board of Directors to alter the number of directors without stockholder approval, limitations on persons who can call stockholder meetings, lack of cumulative voting and prohibition of stockholder actions by written consent. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and Bylaw Provisions."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,000,000 shares of Common Stock in this offering are estimated to be approximately $19.5 million ($22.6 million if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriters' discounts and commissions and offering expenses payable by the Company. The Company intends to use approximately $4.3 million of the net proceeds to repay a substantial portion of the Company's outstanding indebtedness, which consists of (i) $4.0 million of subordinated debt due in 1998 or 30 days after the completion of this offering, which bears interest at 8.0% per annum and (ii) $250,000 of indebtedness incurred in connection with the acquisition of Dimension Solutions, Inc. ("Dimension Solutions"), which is due in 1999 and bears interest at the prime rate plus 2.5%. See "Certain Transactions" and Note 3 of Notes to the Financial Statements -- ProBusiness Services, Inc.

     The remainder of the net proceeds to the Company of this offering, approximately $15.2 million, will be used for general corporate purposes, including capital expenditures and working capital. The Company also may use a portion of the net proceeds to pay up to $4.5 million of the contingent purchase price of BeneSphere. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 of Notes to the Financial Statements -- ProBusiness Services, Inc. The Company also may use a portion of the net proceeds for the acquisition of companies, technology or services that complement the business of the Company, however, no such transactions currently are planned or being negotiated. The amounts actually expended may vary depending upon numerous factors. Pending the foregoing uses, the Company intends to invest the net proceeds from this offering in investment-grade, short-term, interest-bearing securities, money market funds or similar short-term investments.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's working capital line of credit agreement prohibits the payment of cash dividends without the lender's prior approval.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 on an actual basis and on a pro forma as adjusted basis to give effect to (i) the acquisition of BeneSphere as if such acquisition had occurred on December 31, 1996; (ii) the sale of $10.0 million of Preferred Stock, which will convert into 1,149,466 shares of Common Stock upon completion of this offering, and the repayment of approximately $4.8 million of outstanding indebtedness from such proceeds; (iii) the conversion of all outstanding shares of Preferred Stock into Common Stock automatically upon the completion of this offering; and (iv) the sale and issuance of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be reviewed in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                          DECEMBER 31, 1996
                                                                       ------------------------
                                                                                     PRO FORMA
                                                                        ACTUAL      AS ADJUSTED
                                                                       --------     -----------
                                                                            (in thousands)
Long-term debt and note payable to stockholder, less current
  portion(1).........................................................  $  8,380     $    1,159
Capital lease obligations, less current portion(1)...................     2,179            979
Stockholders' equity:
  Preferred Stock, $.01 par value; 6,000,000 shares authorized,
     2,653,301 shares issued and outstanding, actual; $.001 par value; 5,000,000 shares authorized, no shares issued and
     outstanding, pro forma as adjusted..............................        27             --
  Common Stock, $.01 par value; 20,000,000 shares authorized,
     1,440,703 shares issued and outstanding, actual; $.001 par value; 60,000,000 shares authorized, 10,057,727 shares issued
     and outstanding, pro forma as adjusted(2).......................        14             10
Additional paid-in capital...........................................    13,298         42,999
Accumulated deficit..................................................   (15,681)       (15,810)
Note receivable from stockholder.....................................      (544)          (544)
                                                                       --------       --------
            Total stockholders' equity (deficit).....................    (2,886)        26,655
                                                                       --------       --------
                 Total capitalization................................  $  7,673     $   28,793
                                                                       ========       ========

---------------
(1) See Notes 3 and 4 of Notes to Financial Statements -- ProBusiness Services, Inc.

(2) Excludes as of December 31, 1996 (i) 568,917 shares of Common Stock subject to outstanding options; (ii) 121,892 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 1,727,628 shares of Common Stock reserved for future grant under the Company's 1996 Stock Option Plan, which includes an increase in the number of shares reserved under the 1996 Stock Option Plan in February 1997; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. See "Management -- Stock Plans" and Notes 3, 4, 6, 7, 10 and 11 of Notes to Financial Statements -- ProBusiness Services, Inc.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1996 was approximately $3,493,000 or $0.43 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total net tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock issued and outstanding at that date, after giving effect to (i) the acquisition of BeneSphere as if it had occurred on December 31, 1996;
(ii) the issuance of Preferred Stock convertible into 1,149,466 shares of Common Stock and the repayment of approximately $4.8 million of outstanding indebtedness at December 31, 1996 from such proceeds; and (iii) the conversion of all outstanding shares of Preferred Stock into Common Stock automatically upon the completion of this offering. Net tangible book value dilution per share to new stockholders represents the difference between the amount paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of December 31, 1996, would have been approximately $23,003,000 or $2.29 per share. This represents an immediate increase in net tangible book value of $1.86 per share to existing stockholders and an immediate dilution of $8.71 per share to new stockholders purchasing Common Stock in this offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share....................             $11.00
      Pro forma net tangible book value per share at December 31,
         1996..........................................................  $ 0.43
      Increase in pro forma net tangible book value per share
         attributable to new stockholders..............................    1.86
                                                                         -------
      Pro forma net tangible book value per share after the offering...               2.29
                                                                                    -------
    Dilution per share to new stockholders.............................             $ 8.71
                                                                                    =======

     The following table summarizes, on a pro forma basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by purchasers of the shares offered hereby, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, at an assumed initial public offering price of $11.00 per share:

                                       SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                    ----------------------     -----------------------       PRICE
                                      NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                    ----------     -------     -----------     -------     ---------
Existing stockholders.............   8,057,727      80.11%     $22,978,000      51.09%      $  2.85
                                     ---------
New stockholders..................   2,000,000      19.89       22,000,000      48.91         11.00
                                     ---------      -----       ----------      -----
          Total...................  10,057,727     100.00%     $44,978,000     100.00%
                                     =========      =====       ==========      =====

     The foregoing assumes no exercise of options to purchase Common Stock after December 31, 1996. Excludes, as of December 31, 1996 (i) 568,917 shares of Common Stock subject to outstanding options; (ii) 121,892 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 1,727,628 shares of Common Stock reserved for future grant under the Company's 1996 Stock Option Plan, which includes an increase in the number of shares reserved under the 1996 Stock Option Plan in February 1997; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. See "Management -- Stock Plans" and Notes 3, 4, 6, 7, 10 and 11 of Notes to Financial Statements -- ProBusiness Services, Inc.

                            SELECTED FINANCIAL DATA

     The following selected statements of operations data for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996 and the balance sheet data at June 30, 1995 and 1996 and December 31, 1996 are derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The balance sheet data at June 30, 1994 are derived from financial statements of the Company that have been audited by Ernst & Young LLP that are not included in this Prospectus. The statements of operations data for the years ended June 30, 1992 and 1993 and the balance sheet data at June 30, 1992 and 1993 are derived from unaudited financial statements not included in this Prospectus. The statements of operations data for the six months ended December 31, 1995 have been derived from unaudited financial statements that include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for any future periods. The pro forma statements of operations data for the six months ended December 31, 1996 and the year ended June 30, 1996 and the pro forma as adjusted balance sheet data as of December 31, 1996 have been derived from selected unaudited pro forma condensed consolidated financial information which is included elsewhere in this Prospectus. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                       SIX MONTHS ENDED DECEMBER
                                                           YEAR ENDED JUNE 30,                                    31,
                                        ---------------------------------------------------------     ---------------------------
                                                                                           PRO                             PRO
                                                                                          FORMA                           FORMA
                                         1992      1993      1994      1995     1996     1996(1)       1995     1996     1996(1)
                                        -------   -------   -------   ------   -------   --------     ------   -------   --------
                                                                  (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenue...............................  $   668   $ 1,864   $ 4,069   $7,095   $13,863   $17,341      $5,106   $10,199   $11,855
Operating expenses:
  Cost of providing services..........      537     1,117     1,629    2,703     6,435     7,875       2,278     5,238     6,120
  General and administrative
    expenses..........................      637     1,023     1,202    1,304     2,054     3,152         801     1,491     2,150
  Research and development expenses...      456       787     1,202    1,038     1,257     1,482         298     1,308     1,308
  Client acquisition costs............      349       701     1,467    2,943     5,388     6,411       2,068     4,628     5,436
  Acquisition of in-process
    technology........................       --        --        --       --       711       711          --        --        --
                                        -------   -------   -------   ------   -------   -------      ------   -------   -------
    Total operating expenses..........    1,979     3,628     5,500    7,988    15,845    19,631       5,415    12,665    15,014
                                        -------   -------   -------   ------   -------   -------      ------   -------   -------
Loss from operations..................   (1,311)   (1,764)   (1,431)    (893)   (1,982)   (2,290)       (339)   (2,466)   (3,159)
Interest (income) expense, net........       14        (4)       46       86       404       440         117       508       519
                                        -------   -------   -------   ------   -------   -------      ------   -------   -------
Net loss..............................  $(1,325)  $(1,760)  $(1,477)  $ (979)  $(2,386)  $(2,730)     $ (456)  $(2,974)  $(3,678)
                                        =======   =======   =======   ======   =======   =======      ======   =======   =======
Pro forma net loss per share(2).......                                         $ (0.29)  $ (0.33)              $ (0.36)  $ (0.44)
                                                                               =======   =======               =======   =======
Shares used in computing pro forma net
  loss per share(2)...................                                           8,212     8,212                 8,294     8,294
                                                                               =======   =======               =======   =======

                                                                                                       DECEMBER
                                                                                                       31, 1996
                                                                   JUNE 30,                           -----------
                                              ---------------------------------------------------
                                               1992       1993       1994       1995       1996         ACTUAL
                                              ------     ------     ------     ------     -------     -----------
                                                                                 (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $  328     $  277     $  114     $  852     $ 4,041         $ 1,254
Working capital (deficiency)................     281        255       (119)        69       2,972              32
Total assets................................   1,101      1,213      2,019      4,134      10,939          11,904
Long-term debt and note payable to
  stockholder, less current portion.........       0         22        394      1,016       8,072           8,380
Capital lease obligations, less current
  portion...................................       0         83        174        168         253           2,179
Total stockholders' equity (deficit)........     931        832        705      1,366        (136)         (2,886)


                                                   PRO FORMA
                                              AS ADJUSTED(1)(3)(4)
                                              --------------------

                                              <C
BALANCE SHEET DATA:
Cash and cash equivalents...................        $ 21,694
Working capital (deficiency)................          18,240
Total assets................................          35,594
Long-term debt and note payable to
  stockholder, less current portion.........           1,159
Capital lease obligations, less current
  portion...................................             979
Total stockholders' equity (deficit)........          26,655

---------------
(1) The pro forma statements of operations for the year ended June 30, 1996 and the six months ended December 31, 1996 have been prepared as if the acquisitions of BeneSphere and Dimension Solutions had occurred as of July 1, 1995. The pro forma balance sheet as of December 31, 1996 has been prepared as if the acquisition of BeneSphere had occurred as of December 31, 1996. See Selected Unaudited Pro Forma Condensed Consolidated Financial Information.

(2) See Note 6 of Notes to Selected Unaudited Pro Forma Condensed Consolidated Financial Information for an explanation of the determination of the pro forma shares used in computing pro forma net loss per share.

(3) Adjusted to reflect proceeds from the sale of $10.0 million of Preferred Stock in March 1997 and the repayment of approximately $4.8 million of outstanding indebtedness from such proceeds.

(4) Adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion also should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     ProBusiness Services, Inc. is a leading provider of employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, human resources software and benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system.

     Since 1992, the Company has experienced significant growth of its revenue, client base and average client size. Revenue increased from $668,000 in fiscal 1992 to $13.9 million in fiscal 1996, and increased to $10.2 million for the six months ended December 31, 1996 from $5.1 million for the same period in fiscal 1996. From December 31, 1992 to December 31, 1996, the client base for payroll services increased from 113 to 376 clients while the average size of the Company's payroll clients increased from approximately 225 employees to approximately 775 employees. As of January 31, 1997, the Company serviced approximately 400 payroll clients with an average of approximately 900 employees per client. The Company's revenue growth is primarily due to continued growth in its client base, the introduction of its payroll tax service in fiscal 1996, an increase in the average size of its clients, the introduction of new features and other services and a high retention rate of existing clients (approximately 90% for the 12 months ended May 31, 1996). The Company does not anticipate it will sustain this rate of growth in the future.

     The establishment of new client relationships involves lengthy and extensive sales and implementation processes. The sales process generally takes three to nine months or longer, and the implementation process generally takes three to six months or longer. In connection with the acquisition of each new client, the Company incurs substantial client acquisition costs, which consist primarily of sales and implementation expenses and, to a lesser extent, marketing expenses. In addition, the Company's revenue is subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters primarily due to new clients beginning services in January (the beginning of the tax year and the Company's third fiscal quarter) and higher interest income earned on tax funds. Further, the Company's operating expenses are typically higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in January. The Company expects this pattern to continue. The Company has experienced significant operating losses since its inception and expects to incur significant operating losses in the future due to continued client acquisition costs, investments in research and development and costs associated with expanding its sales efforts and operations to new geographic regions. As of December 31, 1996, the Company had an accumulated deficit of approximately $15.7 million. There can be no assurance that the Company will achieve or sustain profitability in the future.

     The Company has made acquisitions of businesses in the past and intends to pursue acquisitions in the future. In connection with acquisitions, the Company has in the past incurred and will likely incur in the future costs associated with adding personnel, integrating technology, increasing overhead to support the acquired businesses, acquiring in-process technology and amortizing expenses related to intangible assets. As a result, such acquisitions have had and any future acquisition could have an adverse effect on the Company's results of operations.

     In January 1997, the Company acquired all of the outstanding capital stock of BeneSphere for an initial purchase price of $3.3 million, with up to an additional $4.5 million to be paid in quarterly installments, beginning April 1998 through January 2000, if certain financial conditions are met. In connection with the acquisition of BeneSphere, the Company recorded $2.3 million of goodwill, which will be amortized ratably over 20 years and could be increased by up to $4.5 million if the purchase price increases. In May 1996, the Company acquired substantially all of the business and assets of Dimension Solutions for a purchase price of $1.3 million. In connection with the acquisition of Dimension Solutions, the Company recorded a one-time charge of $711,000 in fiscal 1996 relating to the purchase of in-process technology.

     The Company derives its revenue from fees charged to clients for services and income earned from investing payroll tax funds. The Company typically invests tax funds collected from clients and their employees in federally insured or investment-grade securities, which are subject to interest rate fluctuations. The Company generally recognizes revenue from services when such services are performed and recognizes income from investments when earned. Payroll and payroll tax clients generally are subject to contracts with an initial term of 36 months. Interest income earned on collected, but unremitted funds amounted to $1.9 million, none and none, for fiscal years 1996, 1995 and 1994, respectively, and $1.7 million and none for the six months ended December 31, 1996 and 1995, respectively. Benefits administration and human resources software clients generally are subject to contracts with an initial term of 12 months. The Company's contracts generally do not have significant penalties for cancellation. For the six-month period ended December 31, 1996, no client accounted for more than 3% of the Company's revenue.

     The Company's cost of providing services consists primarily of ongoing account management, tax operations and production costs and, to a lesser extent, amortization of capitalized software development costs. The Company capitalizes software development costs after technological feasibility of the software relating to a service has been established and amortizes such costs over the useful life of the software, generally 36 months. General and administrative expenses consist primarily of personnel costs, professional fees and other overhead costs for finance and corporate services. Research and development expenses consist primarily of personnel costs. Client acquisition costs consist of all sales and implementation expenses and, to a lesser extent marketing expenses.

     As of June 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $9.0 million and $3.4 million, respectively. At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $11.5 million and $4.1 million, respectively. The net operating loss carryforwards will expire at various dates beginning in the tax year 1997 through 2011, if not utilized. The Company's utilization of the net operating loss carryforwards may be subject to annual limitations under the Internal Revenue Code as a result of changes in the Company's ownership, which limitations could significantly restrict or partially eliminate their utilization. No income tax expense has been recorded since the Company's inception.

     In March 1997, General Atlantic purchased $10.0 million of Preferred Stock of the Company, which will convert into 1,149,466 shares of Common Stock automatically upon the completion of this offering.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of revenue for the periods indicated:

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                      YEAR ENDED JUNE 30,           DECEMBER 31,
                                                   -------------------------       ---------------
                                                   1994      1995      1996        1995      1996
                                                   -----     -----     -----       -----     -----
STATEMENTS OF OPERATIONS DATA:
Revenue..........................................  100.0%    100.0%    100.0%      100.0%    100.0%
                                                   -----     -----     -----       -----     -----
Operating expenses:
  Cost of providing services.....................   40.0      38.1      46.4        44.6      51.4
  General and administrative expenses............   29.5      18.4      14.8        15.7      14.6
  Research and development expenses..............   29.6      14.6       9.1         5.8      12.8
  Client acquisition costs.......................   36.1      41.5      38.9        40.5      45.4
  Acquisition of in-process technology...........     --        --       5.1          --        --
                                                   -----     -----     -----       -----     -----
     Total operating expenses....................  135.2     112.6     114.3       106.6     124.2
                                                   -----     -----     -----       -----     -----
Loss from operations.............................  (35.2)    (12.6)    (14.3)       (6.6)    (24.2)
Interest expense, net............................    1.1       1.2       2.9         2.3       5.0
                                                   -----     -----     -----       -----     -----
Net loss.........................................  (36.3)%   (13.8)%   (17.2)%      (8.9)%   (29.2)%
                                                   =====     =====     =====       =====     =====

SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995

     Revenue. Revenue increased 99.7% to $10.2 million in the six months ended December 31, 1996 from $5.1 million in the six months ended December 31, 1995, primarily due to an increase in the number and average size of the Company's payroll clients, the introduction of the Company's payroll tax service and, to a lesser extent, the introduction of the Company's human resources software. Interest income earned on collected but unremitted payroll tax funds amounted to $1.7 million and none for the six months ended December 31, 1996 and 1995, respectively.

     Cost of Providing Services. Cost of providing services increased 129.9% to $5.2 million in the six months ended December 31, 1996 from $2.3 million in the six months ended December 31, 1995 and increased as a percentage of revenue to 51.4% from 44.6%. The increases were primarily due to hiring personnel for the introduction of the Company's payroll tax service, hiring additional managers for payroll account management and, to a lesser extent, hiring account management personnel for the Company's human resources software.

     General and Administrative Expenses. General and administrative expenses increased 86.1% to $1.5 million in the six months ended December 31, 1996 from $801,000 in the six months ended December 31, 1995 and decreased as a percentage of revenue to 14.6% from 15.7%. The increase in absolute dollars resulted primarily from the hiring of additional management and administrative personnel to support the Company's growth.

     Research and Development Expenses. Research and development expenses increased 338.9% to $1.3 million in the six months ended December 31, 1996 from $298,000 in the six months ended December 31, 1995 and increased as a percentage of revenue to 12.8% from 5.8%. The increases were primarily a result of additional personnel and equipment to develop enhancements and new features to its existing services. Capitalized software development costs were $403,000 and $600,000 in the six months ended December 31, 1996 and 1995, respectively.

     Client Acquisition Costs. Client acquisition costs increased 123.8% to $4.6 million in the six months ended December 31, 1996 from $2.1 million in the six months ended December 31, 1995 and increased as a percentage of revenue to 45.4% from 40.5%. The increases were due to the establishment of a separate sales force to market the Company's payroll tax service on a stand-alone basis, increased expenses resulting from the expansion of the Company's payroll sales force, and implementation expenses relating to an increased number of new clients that started services in January 1997.

     Net Interest Expense. Net interest expense increased 334.2% to $508,000 in the six months ended December 31, 1996 from $117,000 in the six months ended December 31, 1995, primarily due to the issuance of promissory notes to certain investors in October and December 1995 and increased borrowings under the Company's line of credit.

YEARS ENDED JUNE 30, 1996 AND 1995

     Revenue. Revenue increased 95.4% to $13.9 million in fiscal 1996 from $7.1 million in fiscal 1995, primarily due to an increase in the number and average size of the Company's payroll clients and the introduction of the Company's payroll tax service in January 1996. Interest income earned on collected but unremitted payroll tax funds amounted to $1.9 million in fiscal 1996. No interest income was earned in fiscal 1995.

     Cost of Providing Services. Cost of providing services increased 138.1% to $6.4 million in fiscal 1996 from $2.7 million in fiscal 1995 and increased as a percentage of revenue to 46.4% from 38.1%. The increases were primarily due to hiring personnel for the introduction of the Company's payroll tax service, hiring additional managers for payroll account management and, to a lesser extent, hiring account management personnel for the Company's human resources software.

     General and Administrative Expenses. General and administrative expenses increased 57.5% to $2.1 million in fiscal 1996 from $1.3 million in fiscal 1995, but decreased as a percentage of revenue to 14.8% from 18.4%. The increase in absolute dollars resulted primarily from the hiring of additional management and administrative personnel to support the Company's growth.

     Research and Development Expenses. Research and development expenses increased 21.1% to $1.3 million in fiscal 1996 from $1.0 million in fiscal 1995, but decreased as a percentage of revenue to 9.1% from 14.6%. Research and development expenses decreased as a percentage of revenue due in part to higher revenue and an increase in the amount of expenses that were capitalized in fiscal 1996. Capitalized software development costs were $645,000 in fiscal 1996 and $137,000 in fiscal 1995.

     Client Acquisition Costs. Client acquisition costs increased 83.1% to $5.4 million in fiscal 1996 from $2.9 million in fiscal 1995 but decreased as a percentage of revenue to 38.9% from 41.5%. The increase in absolute dollars was primarily due to increased expenses resulting from the expansion of the Company's payroll sales force and, to a lesser extent, implementation expenses relating to an increased number of new clients.

     Acquisition of In-Process Technology. In fiscal 1996, the Company recorded a one-time charge of $711,000 relating to the purchase of in-process technology in connection with the Company's acquisition of Dimension Solutions in May 1996.

     Net Interest Expense. Net interest expense increased to $404,000 in fiscal 1996 from $86,000 in fiscal 1995, primarily due to the issuance of promissory notes to certain investors in October and December 1995 and increased borrowings under the Company's line of credit.

YEARS ENDED JUNE 30, 1995 AND 1994

     Revenue. Revenue increased 74.4% to $7.1 million in fiscal 1995 from $4.1 million in fiscal 1994, primarily due to an increase in the number and average size of the Company's payroll clients.

     Cost of Providing Services. Cost of providing services increased 65.9% to $2.7 million in fiscal 1995 from $1.6 million in fiscal 1994 but decreased as a percentage of revenue to 38.1% from 40.0%. The increase in absolute dollars was primarily due to an increase in account management personnel to support the Company's expanded client base and an increase in production costs.

     General and Administrative Expenses. General and administrative expenses increased 8.5% to $1.3 million in fiscal 1995 from $1.2 million in fiscal 1994, but decreased as a percentage of revenue to

18.4% from 29.5%. The increase in absolute dollars resulted primarily from the hiring of additional management and administrative personnel to support the Company's growth.

     Research and Development Expenses. Research and development expenses decreased 13.6% to $1.0 million in fiscal 1995 from $1.2 million in fiscal 1994 and decreased as a percentage of revenue to 14.6% from 29.6%. The decreases were due to the capitalization of software development costs in fiscal 1995, which were $137,000. The Company did not capitalize any software development costs in fiscal 1994.

     Client Acquisition Costs. Client acquisition costs increased 100.6% to $2.9 million in fiscal 1995 from $1.5 million in fiscal 1994 and increased as a percentage of revenue to 41.5% from 36.1%. The increases were primarily due to implementation expenses relating to an increased number of new clients and, to a lesser extent, increased expenses resulting from the expansion of the Company's payroll sales force.

     Net Interest Expense. Net interest expense increased to $86,000 in fiscal 1995 from $46,000 in fiscal 1994, due to increased borrowings under the Company's line of credit during 1995.

QUARTERLY RESULTS

     The following table sets forth selected unaudited quarterly financial information for each of the six quarters in the period ended December 31, 1996, as well as such data expressed as a percentage of the Company's revenue for the periods presented. This information has been derived from unaudited statements of operations data that, in the opinion of management, are stated on a basis consistent with the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The Company's results of operations for any quarter are not necessarily indicative of the results to be expected in any future period.

                                                               QUARTER ENDED
                                        ------------------------------------------------------------
                                               1995                           1996
                                        ------------------   ---------------------------------------
                                        SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                        --------   -------   --------   -------   --------   -------
                                                               (in thousands)
Revenue...............................   $2,430    $2,676     $4,056    $ 4,701   $  4,675   $ 5,524
Operating expenses:
  Cost of providing services..........    1,025     1,253      1,955      2,202      2,288     2,950
  General and administrative
     expenses.........................      392       409        533        720        622       869
  Research and development expenses...      124       174        421        538        625       683
  Client acquisition costs............      968     1,100      1,488      1,832      2,215     2,413
  Acquisition of in-process
     technology.......................       --        --         --        711         --        --
                                         ------    ------     ------    -------    -------   -------
Total operating expenses..............    2,509     2,936      4,397      6,003      5,750     6,915
Loss from operations..................      (79)     (260)      (341)    (1,302)    (1,075)   (1,391)
Interest expense, net.................       51        66        121        166        204       304
                                         ------    ------     ------    -------    -------   -------
Net loss..............................   $ (130)   $ (326)    $ (462)   $(1,468)  $ (1,279)  $(1,695)
                                         ======    ======     ======    =======    =======   =======

                                                               QUARTER ENDED
                                        ------------------------------------------------------------
                                               1995                           1996
                                        ------------------   ---------------------------------------
                                        SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                        --------   -------   --------   -------   --------   -------
                                                               (in thousands)
Revenue...............................    100.0%    100.0 %    100.0%     100.0%     100.0%    100.0%
Operating expenses:
  Cost of providing services..........     42.2      46.8       48.2       46.8       48.9      53.4
  General and administrative
     expenses.........................     16.1      15.3       13.1       15.3       13.3      15.7
  Research and development expenses...      5.2       6.5       10.4       11.5       13.4      12.4
  Client acquisition costs............     39.8      41.1       36.7       39.0       47.4      43.7
  Acquisition of in-process
     technology.......................       --        --         --       15.1         --        --
                                         ------    ------     ------    -------    -------   -------
Total operating expenses..............    103.3     109.7      108.4      127.7      123.0     125.2
                                         ------    ------     ------    -------    -------   -------
Loss from operations..................     (3.3)     (9.7)      (8.4)     (27.7)     (23.0)    (25.2)
Interest expense, net.................      2.0       2.5        3.0        3.5        4.4       5.5
                                         ------    ------     ------    -------    -------   -------
Net loss..............................     (5.3)%   (12.2)%    (11.4)%    (31.2)%    (27.4)%   (30.7)%
                                         ======    ======     ======    =======    =======   =======

     Revenue has increased during the last six quarters primarily as a result of the increase in the Company's payroll clients, the introduction of the Company's payroll tax service in January 1996 and, to a lesser extent, the introduction of the Company's human resources software in May 1996. The Company's revenue is subject to significant seasonal fluctuations, with the largest percentage of annual revenue being realized in the third and fourth fiscal quarters primarily due to new clients beginning services at the beginning of the tax year in January and higher interest income earned on tax funds.

     The Company's operating expenses typically are higher as a percentage of revenue in the first and second fiscal quarters as the Company increases personnel to acquire new clients and to implement and provide services to such new clients, a large percentage of which begin services in January. The Company expects this pattern to continue. Cost of providing services increased in the second quarter of fiscal 1997 primarily due to an increase in account management personnel, costs associated with the Company's payroll tax service and production costs related to the Company's expanded client base. Cost of providing services increased in the second and third quarters of fiscal 1996 primarily due to the hiring of personnel for the introduction of the Company's payroll tax service in the third quarter of fiscal 1996.

     The Company's quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, interest rates, seasonality, the ability of the Company to design, develop and introduce new services and features for existing services on a timely basis, transition costs to new technologies, expenses incurred for geographic expansion, risks associated with payroll tax and benefits administration services, price competition, a reduction in the number of employees of its clients, and general economic factors. Revenue from new clients represents a significant portion of quarterly revenue in the third and fourth fiscal quarters. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. The Company's agreements with its clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of the Company's services or the Company's underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for such quarter. As the Company secures larger clients, the time required for implementing the Company's services increases, which could contribute to larger fluctuations in revenue. Interest income earned from investing payroll tax funds, which is a significant portion of the Company's revenue, is vulnerable to fluctuations in interest rates. In addition, the Company's business may be affected by shifts in the general health of the economy, client staff reductions, strikes, acquisitions of its client by other companies and other downturns. There can be no assurance that the Company's future revenue and results of operations will not vary substantially.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through a combination of private sales of equity securities, private debt and bank borrowings, and to a lesser extent, capital equipment leases. As of December 31, 1996, the Company had raised approximately $13.0 million in private sales of equity securities. In October and December 1995, the Company issued an aggregate principal amount of $4.0 million in subordinated promissory notes with an interest rate of 8% per annum due on the earlier of three years from the date of issuance of the note or 30 days after completion of this proposed offering. In March 1997, General Atlantic purchased $10.0 million of Preferred Stock of the Company.

     At December 31, 1996, the Company had $1.3 million of cash and cash equivalents, a $10.0 million secured revolving line of credit, which expires April 1998, and a secured equipment lease of $2.0 million, under which the Company may borrow through July 1997. At December 31, 1996, the Company had outstanding borrowings of approximately $4.3 million and $1.9 million under these facilities, respectively. The Company intends to repay a substantial portion of such outstanding debt from the net proceeds of this offering.

     Net cash used in operating activities for the six months ended December 31, 1996 was $2.5 million, compared to net cash used in operating activities for the same period in fiscal 1996 of $851,000. The cash used in operating activities for both periods was primarily the result of net losses and increases in prepaid expenses, accounts receivable and unbilled receivables, which in the six months ended December 31, 1996 were partially offset by an increase in accrued liabilities. Net cash used in operating activities for fiscal 1996, 1995 and 1994 was $202,000, $444,000 and $1.3 million, respectively. The decrease in cash used in operating activities in fiscal 1995 compared to fiscal 1994 was primarily due to a decline in net losses and an increase in accrued liabilities.

     Net cash used in investing activities was $403,000 and $1.5 million for the six months ended December 31, 1996 and 1995, respectively, and $3.3 million, $1.4 million and $451,000 for fiscal 1996, 1995 and 1994, respectively. The increases in net cash used in investing activities during these periods resulted primarily from capital expenditures for equipment, furniture and fixtures to support the Company's increased personnel. In addition, the Company capitalized software development costs of $403,000 and $600,000 for the six months ended December 31, 1996 and 1995, respectively, and $645,000, $137,000 and none in fiscal 1996, 1995 and 1994, respectively. The Company expects to make additional capital expenditures for furniture, equipment and fixtures in connection with the move of its corporate headquarters and the establishment of an additional production facility, both planned to occur in late 1997. In addition, the Company anticipates that it will continue to expend funds for software development in the future.

     Net cash provided by financing activities was $71,000 in the six months ended December 31, 1996 and $6.7 million, $2.6 million and $1.6 million for the fiscal years ended 1996, 1995 and 1994, respectively. Net cash provided by financing activities for fiscal 1996 was primarily through borrowings under the Company's credit facilities and the issuance of $4.0 million of subordinated debt in October and December 1995. Financing activities provided cash for fiscal 1995 and 1994 primarily from the issuance of equity securities and borrowings under credit agreements.

     The Company believes that the net proceeds from this offering, together with existing cash balances and anticipated cash flows from operations, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. The Company may also utilize cash to acquire or invest in complementary businesses or to obtain the right to use complementary technologies, although the Company does not have any pending plans to do so. The Company may sell additional equity or debt securities or obtain additional credit facilities.

                                    BUSINESS

     The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     ProBusiness is a leading provider of employee administrative services for large employers, typically with over 250 employees. The Company's primary service offerings are payroll processing, payroll tax filing, human resources software and benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs. The Company's proprietary PC-based payroll system offers the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, control, customization and integration of an in-house system. As of January 31, 1997, the Company provided services to over 1,200 clients and provided payroll services to 400 clients with an aggregate of approximately 375,000 active employees and an average of approximately 900 employees.

     The Company differentiates itself from its competitors through its proprietary technology, high quality, responsive and professional client service and focus on the needs of large employers. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll systems and processes and implementing a cost-effective solution. The Company maintains an ongoing relationship with each client using a strategic team of specialists led by a personal account manager who proactively manages each client's account and marshals the resources of the team to meet the client's specific needs. ProBusiness maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company believes that its low client-to-account manager ratio and its focus on client service are key factors in enabling the Company to achieve a high payroll client retention rate, which was approximately 90% in 1996.

INDUSTRY BACKGROUND

     Many large businesses have found that outsourcing non-core functions reduces costs, improves service, quality and efficiency, allows personnel to focus on core competencies and enhances productivity through access to advanced technologies. As a result, the demand for outsourcing employee administrative services has grown significantly and is expected to continue to grow over the next several years. It is estimated that third-party payroll and payroll tax services alone generated approximately $3.4 billion in revenue in 1995 and will generate approximately $7.4 billion in revenue in 2000.

     Payroll processing and benefits administration lend themselves to outsourcing because both are complex and costly for employers to conduct internally. Payroll processing involves tracking employee data, calculating payroll data and producing paychecks and direct deposits, remitting and filing payroll taxes and generating management reports. Benefits administration consists of many human resources functions, such as the enrollment and processing of flexible benefits plans and the administration and management of COBRA programs. In recent years, payroll processing and benefits administration have increased in complexity due to continual changes in regulations and increasingly sophisticated employee benefit plans. For example, large employers must have the ability to calculate taxes for multiple federal, state and local government agencies, collect garnishments based on different state laws and make numerous agency filings. In addition, payroll and benefits administration systems must keep pace with rapidly evolving business operations as companies increase in size, expand geographically or add new operations. Finally, these systems must be flexible and scalable to integrate with increasingly advanced computer systems as companies adopt new technologies.

     Despite the complexities of payroll processing and the advantages provided by outsourcing, most large employers continue to process payroll in-house because they believe their unique business needs require the control and integration of an in-house system. These in-house payroll systems generally run on expensive mainframe or minicomputer systems and require customization and significant ongoing technical support. In addition, such systems typically are operated and maintained by large payroll departments, which are supported by dedicated programmers, systems analysts and production personnel. As their payroll needs change, employers that process their payroll in-house must continue to make significant investments in personnel, hardware and software to maintain and upgrade their payroll systems.

     Large employers that have outsourced their payroll processing needs have looked primarily to traditional payroll service providers, which process payroll data received from clients utilizing mainframe computers located at multiple regional data centers. This approach utilizes two systems, the client's and the service provider's, which have different hardware, operating systems, software applications and data configurations. Maintaining and synchronizing two separate systems makes it difficult for these service providers to update code, add features and functionality and provide clients with customization and integration with their other systems. In addition, the complexities presented by operating two separate systems often impede the timely identification and resolution of client payroll processing problems.

     Many large employers that choose to outsource their employee administration functions require a payroll provider that offers a high level of flexibility and client service. In addition, these employers prefer to have a single service provider of comprehensive and integrated services for their payroll and other employee administrative needs. Given the inherent limitations of the technology used by traditional payroll processing providers, such providers are unable to deliver a highly responsive and flexible solution. As a result, the Company believes a significant opportunity exists for service providers that can furnish large employers with high quality client service and a payroll system that offers the cost-effective benefits of outsourcing, while providing the same level of control, customization and integration as an in-house system.

THE PROBUSINESS SOLUTION

     The Company's solution provides large employers with the cost-effective benefits of outsourcing and high levels of client service, while providing the flexibility, system control, customization and integration of an in-house system. The Company combines its PC-based technology and personalized client service to provide a broad range of service offerings, including payroll processing, payroll tax filing, human resources software and benefits administration.

     Technology. The Company's proprietary PC-based technology for its payroll services provides a platform for delivering high levels of service together with the flexibility and control of an in-house system. The Company creates a mirrored version of each client's system, which allows the Company's account managers to access client information using the same data, programs and screens as the client uses on its PC network. This enables the Company to quickly and easily identify client problems or modify application programs in response to client requests. The client maintains control by having direct access to all calculation programs and all historical and transactional data, which also provides the client with flexibility to respond quickly to employee and third-party inquiries, to fully analyze payroll data and to generate management reports.

     The Company's system architecture is designed to distribute payroll processing tasks to multiple low cost, high performance PCs, which enables the Company to scale its system continually to handle increasing transaction volumes. The Company's PC-based application software supports the development of customized solutions for each client that can be easily upgraded and integrated with a client's other systems. In addition, multiple networked PCs facilitate exception processing and rapid response that large employers require.

     Client Service. The Company delivers high quality, responsive and professional service by establishing a business partnership with each client. The Company assigns each client a personal account manager, who proactively manages the account and marshals the resources of a strategic team of specialists to meet the client's specific needs. The Company maintains a low client-to-account manager ratio to offer clients accessible and responsive account management. The Company supports each client with functional and regulatory expertise in payroll, payroll tax and employee benefits, as well as specialists in pay data interfaces, general ledger interfaces, paid-time-off, report writing and systems integration. The Company uses its systems integration expertise to facilitate the integration of its payroll processing system with the client's existing hardware and software. To support and provide high quality service, the Company focuses on hiring experienced accounting and technical professionals from the payroll, accounting, human resources and financial services industries. The Company promotes its client service culture by instilling a sense of ownership in each employee through incentive compensation and recognition of achievements based on providing high quality service to clients.

     Cost Effectiveness. The Company believes that it provides its clients with a more cost-effective payroll solution than most other third-party providers. During the implementation process, the Company reengineers the client's payroll processes and designs a payroll system that integrates with the client's other systems. Once implementation is completed, integration between payroll and other systems is improved, eliminating manual tasks and allowing a client to redeploy specialized personnel to other functions within the organization.

STRATEGY

     The Company's objective is to be the premier provider of employee administrative services for large employers. The Company's strategy is to continue providing clients with high levels of personal service and developing a comprehensive and fully integrated suite of employee administrative services. The Company also intends to expand its client base and provide additional services to its existing clients. The Company's ongoing strategy includes the following key factors:

          - PROVIDE PREMIER SERVICE. The Company is committed to providing high levels of personal service and proactive account management, including maintaining a low client-to-account manager ratio. The Company believes that its ability to consistently deliver high quality service is a competitive advantage in the large employer market and is a key factor in enabling the Company to achieve a high payroll client retention rate, which was approximately 90% in 1996.

          - EXPAND CLIENT BASE. The Company intends to continue adding to its client base by expanding its direct sales force and locating sales representatives in major metropolitan areas throughout the United States, as well as increasing its penetration in existing markets and pursuing strategic alliances and acquisitions.

          - PROVIDE A COMPREHENSIVE AND INTEGRATED SOLUTION. The Company intends to continue investing substantial resources to further develop a comprehensive and fully integrated suite of employee administrative services and extend the functionality of its existing proprietary technology. The Company's goal is to create a single data processing system that it can use as a platform to offer a full range of services to clients, thereby strengthening client relationships and improving efficiencies for both the Company and its clients.

          - INCREASE SERVICES TO EXISTING CLIENTS. The Company believes that there is a significant opportunity for it to cross-market its services to its existing client base, as few of its current clients use all of the Company's services. In addition, the Company intends to leverage its relationships with existing clients to market new services and features.

          - PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. The Company intends to pursue acquisitions and alliances to increase the range of services and service features it offers, add industry and technical expertise, and acquire complementary technology. For example, in the last year, the Company introduced its human resources software and its benefits administration services through the acquisitions of Dimension Solutions and BeneSphere, respectively.

        - ATTRACT AND RETAIN HIGHLY QUALIFIED EMPLOYEES. The Company seeks to continue providing its clients with a high level of service by hiring professionals who are experienced in their fields. Service personnel are recruited from payroll, accounting, human resources and financial services industries, and many have professional experience as accounting managers or hold Certified Public Accountant or Certified Payroll Professional accreditations. The Company's employees receive incentive compensation and recognition of achievements based on providing high quality service to clients.

     The Company's strategy involves substantial risks and uncertainties. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and results of operations will be materially adversely affected. See "Risk Factors."

SERVICE OFFERINGS

     The Company provides a broad range of employee administrative services, including payroll processing, payroll tax filing, benefits administration and human resources software. The Company intends to expand its service offerings through future acquisitions and to develop enhancements to its existing services internally.

     Payroll Processing. The Company processes time and attendance data to calculate and produce employee paychecks, direct deposits and reports for its clients. The Company delivers the paychecks and reports to clients within 24 to 48 hours of the Company's receipt of the data electronically submitted from the client. The Company's system is highly configurable to meet the specialized needs of each client yet maintains the ability to provide high volume processing. The system integrates easily with the client's general ledger, human resources and time and attendance systems. In addition, the Company offers many sophisticated features, including the automatic enrollment and tracking of paid time off, proration of compensation for new hires and integrated garnishment processing.

     Payroll Tax Filing. The Company collects contributed employer and employee tax funds from clients, deposits such funds with tax authorities when due, files all tax returns and reconciles the client's account. The Company will also represent the client before tax authorities in any dispute or inquiry. The Company introduced its payroll tax service in January 1996 to existing payroll clients and to corporations who process their payroll in-house.

     Benefits Administration. In January 1997, the Company introduced its benefits administration services through the acquisition of BeneSphere. Such services include flexible benefits enrollment and processing, COBRA administration, consolidated billing and eligibility tracking and premium payment services. Employees can enroll in and choose their flexible spending benefits through traditional paper-based forms or through World Wide Web-accessible enrollment sites using the Company's recently introduced Enrollnet(TM) service.

     Human Resources Software. In May 1996, the Company introduced its human resources software through the acquisition of Dimension Solutions. The Company's human resources software tracks and reports general employee information, including compensation, benefits, skills, performance, training, job titles and medical history. For clients that also use the Company's payroll service, the human resources data can be transferred to the payroll services system, thus eliminating the need for duplicate data entry.

CLIENT SERVICE

     The Company believes that its focus and dedication to providing high levels of client service is a competitive advantage in the large employer market. ProBusiness develops a business partnership with each client by assessing each client's payroll processing needs, reengineering and designing the client's payroll system and process and implementing a cost-effective solution. The Company maintains an ongoing relationship with each client using a strategic team that includes a sales representative, a sales analyst, an implementation manager, an account manager and numerous functional, regulatory and technical support specialists.

     Sales. The Company believes that client service begins with the sales process. A sales representative and a sales analyst work together to assess a potential client's payroll processing needs. Based on this assessment, the sales team then identifies opportunities to reengineer the prospective client's payroll processes and to design a payroll solution that integrates effectively with its other systems. The payroll sales cycle typically ranges from three to nine months or longer.

     Implementation. Upon engagement by a client, the Company assigns a team of technical support specialists, headed by an implementation manager who leads the transition from the client's former payroll system to the Company's system. The implementation manager works with the client, the sales analyst and technical support specialists to integrate the Company's payroll system with the client's other systems and to customize the system to improve the client's payroll processes. The Company uses its systems integration expertise to facilitate the integration of its payroll processing system with the client's existing hardware and software. The implementation process generally takes three to six months or longer, depending on the complexity of the client's payroll processes and systems and the size of the client.

     Account Management. An account manager is assigned to each client during the implementation process and serves as the client's day-to-day contact at the Company. The account manager coordinates the efforts of the Company's functional, regulatory and technical support specialists as necessary. The account manager visits each client regularly and establishes an annual business plan with the client that details scheduled payroll events such as open enrollment periods for employee benefits plans or software system changes. This annual business plan allows the Company to provide clients with uninterrupted payroll services during these periods. Account managers use the Company's proprietary CallLog system to record and track all client calls, record client feedback and help ensure that the client's needs are addressed promptly and thoroughly. The Company maintains a low client-to-account manager ratio to offer clients accessible and responsive account management.

     Support Specialists. The Company supports each client with functional and regulatory specialists in payroll, payroll tax and employee benefits, as well as pay data interfaces, general ledger interfaces, paid-time-off, report writing and system integration. Each of these specialists is available to speak directly with clients as needed, meet with clients onsite or support clients indirectly through the account manager.

     The Company is committed to continually monitoring the quality of its service through client feedback mechanisms. The Company obtains valuable insights into the needs of its clients through its partnership with each client and from client responses to surveys, which are conducted semi-annually. The Company uses this information to develop new technologies, identify new service offerings, optimize the services provided to existing clients and improve the level of service provided to clients. The Company also uses client feedback as a basis for incentive compensation and recognition of achievements.

TECHNOLOGY

     The Company's proprietary PC-based technology for its payroll services provides a platform for delivering high levels of service together with the flexibility and control of an in-house system. The Company creates a mirrored version of each client's system, which allows the Company's account managers to access client information using the same data, programs and screens as the client uses on its PC network. This enables the Company to quickly and easily identify client problems or modify application programs in response to client requests. The client maintains control by having direct access to all calculation programs and all historical and transactional data, which also provides the client with flexibility to respond quickly to employee and third-party inquiries, to fully analyze payroll data and to generate management reports.

     The Company's system architecture is designed to distribute payroll processing tasks to multiple low cost, high performance PCs, which enables the Company to scale its system continually to handle increasing transaction volumes. The Company's PC-based application software supports the development of customized solutions for each client that can be easily upgraded and integrated with a client's other systems. In addition, multiple networked PCs facilitate exception processing and rapid response that large employers require.

CLIENTS

     The Company targets large companies, typically with over 250 employees, with complex and changing business needs in diverse industries. As of January 31, 1997, the Company provided services to over 1,200 clients. Of these clients, 400 were payroll clients, with an aggregate of approximately 375,000 active employees and an average of approximately 900 employees. Although the Company is extending its national presence, most of the Company's revenue historically has been derived from clients located in the western United States. For the six-month period ended December 31, 1996, no client accounted for more than 3% of the Company's revenue. The Company's agreements with its clients generally do not have significant penalties for cancellation. Set forth below is a representative list of the Company's clients as of January 31, 1997, each of which has over 1,000 employees and from which the Company expects revenue of at least $25,000 in calendar 1997.

TECHNOLOGY

3Com Corporation
Advanced Micro Devices, Inc.
Airtouch Communications, Inc.
AST Research, Inc.
Atmel Corporation
Bay Networks Inc.
Cadence Design Systems Inc.
Fujitsu, Ltd.
Hitachi America Ltd
Informix Corporation
Integrated Device
  Technology, Inc.
Intuit Inc.
KLA Instruments Corporation
LSI Logic Corporation
Netscape Communications
  Corp.
Novell, Inc.
Pacific Scientific Company
Quantum Corporation
Read-Rite Corporation
Siemens Business
  Communication Systems, Inc.
Silicon Graphics, Inc.
Silicon Systems, Inc.
Solectron Corporation
Storage Technology
  Corporation
Sybase, Inc.
TCI Cablevision
VeriFone, Inc.
RETAIL

Childrens Discovery Centers
  of America, Inc.
Coach Leatherwear Co., Inc.
Dollar General Corporation
Michaels Stores, Inc.
Natural Wonders, Inc.
St. John Knits Inc.
Sunglass Hut International, Inc.
Williams-Sonoma, Inc.

SERVICES/PUBLISHING

California Casualty Group
CCH Incorporated
Clubcorp International
First Allmerica Life Insurance
Koll Management Services, Inc.
North American Title
  Insurance Company
U.S. Computer Services
Ziff Davis Publishing Company

FOOD PRODUCTS AND SERVICES

Bon Appetit Management
  Company
Fleming Companies, Inc.
Fresh Choice, Inc.
Kellogg USA Inc.
OreIda Foods Inc.
Pacific Coast Producers
Specialty Restaurants Corp.

OTHER

Abbott Laboratories
Allergan, Inc.
The Gillette Company
Pharmacia & Upjohn, Inc.
Raychem Corporation
Toyota Motor Corporation
Watkins-Johnson Company

SALES AND MARKETING

     The Company employs a direct sales force to gain new payroll and payroll tax clients and increase the number of services provided to existing clients. The Company currently targets large employers through direct marketing, seminars, trade shows and active participation in local chapters of the American Payroll Association. The Company uses a team selling approach, whereby sales analysts and sales representatives collaborate to assess a potential client's needs and develop a cost-effective solution. The payroll sales cycle typically ranges from three to nine months or longer. The Company primarily utilizes insurance brokers to attract new benefits administration clients.

     The Company believes that its long-term competitiveness depends on increasing its national presence. The Company believes that locating direct sales representatives in major metropolitan areas throughout the United States is the most effective means of increasing its national client base. The Company seeks to attract and retain experienced industry sales representatives.

     The Company's marketing department provides support materials and marketing communications to sales representatives and promotes public relations, performs direct mailings and participates in seminars and trade shows.

COMPETITION

     The market for the Company's services is intensely competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. The Company primarily competes with several public and private payroll service providers such as Automatic Data Processing, Inc., Ceridian Corporation and Paychex, Inc., as well as smaller, regional competitors. Many of these companies have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition, many of these companies offer more services or features than the Company and have processing facilities located throughout the United States. The Company also competes with in-house employee services departments and, to a lesser extent, banks and local payroll companies. With respect to benefits administration services, the Company competes with insurance companies, benefits consultants and other local benefits outsourcing companies. The Company may also compete with marketers of related products and services that may offer payroll or benefits administration services in the future. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that the principal competitive factors affecting its market include client service, system functionality and performance, system scalability, reputation, system cost and geographic location. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     The Company intends to continue investing substantial resources to further develop a comprehensive and fully integrated suite of employee administrative services and extend the functionality of its proprietary payroll processing systems. The Company has committed resources to the following development initiatives:

     - WINDOWS VERSION PAYROLL. The Company expects to introduce a new version of its payroll system that will run under Windows 95 and Windows NT.

     - ON-LINE SERVICES. The Company intends to provide secure on-line employee access to its payroll and benefits systems through the World Wide Web that will provide services such as benefits enrollment, W-4 changes and time and attendance tracking.

     - INTEGRATED PAYROLL AND HUMAN RESOURCES SYSTEM. The Company expects to introduce an integrated payroll and human resources system utilizing client/server technology that will run under Windows 95 and Windows NT.

     - JAVA-BASED OBJECT ORIENTED SYSTEM. As a long-term initiative, the Company is developing a second generation integrated payroll and human resources system based on object and Inter/internet technology.

     The information discussed above in "Research and Development" contains forward-looking statements that involve risks and uncertainties. Actual events could differ materially from those anticipated in these forward-looking statements, as a result of certain factors including those discussed in the paragraph below.

     The technologies in which the Company has invested to date are rapidly evolving and have short life cycles, which requires the Company to anticipate and rapidly adapt to technological changes. In addition, the Company's industry is characterized by increasingly sophisticated and varied needs of clients, frequent new service and feature introductions and emerging industry standards. The Company's future success will depend, in part, on its ability to develop advanced technologies, enhance its existing services with new features, add new services that address the changing needs of its clients, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. If the Company is unable to develop and introduce new services and new features of existing services in a timely or cost-effective manner, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, application software used by the Company may contain defects or failures when introduced or when new versions or enhancements are released. The Company has in the past discovered software defects in certain of its applications, in some cases, only after its systems have been used by clients. There can be no assurance that future defects will not be discovered in existing or new applications or releases. Any such occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

     The Company's success is dependent in part upon its proprietary software technology. The Company has no patents, patent applications or registered copyrights. The Company relies on a combination of contract, copyright and trade secret laws to establish and protect its proprietary technology. The Company distributes its services under software license agreements that grant clients licenses to use the Company's services and contain various provisions protecting the Company's ownership and the confidentiality of the underlying technology. The Company generally enters into confidentiality and/or license agreements with its employees and existing and potential clients, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology.

     There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights of others, or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of February 28, 1997, the Company had 303 full-time employees. The Company believes that its relations with its employees are good.

FACILITIES

     The Company's headquarters are located in Pleasanton, California and consist of approximately 52,000 square feet of office space leased pursuant to multiple leases which terminate between March 1999 and February 2001. In September 1996, the Company entered into a build-to-suit lease, whereby the Company will lease approximately 130,000 square feet of office space located in Pleasanton, California. Upon completion of the facility, estimated to be in late 1997, the Company will relocate its headquarters to the new facility. The term of the build-to-suit lease expires approximately 11 years from completion of the facility.

     The Company also has a sales and implementation office in Irvine, California, where it leases approximately 4,500 square feet under a lease which terminates with respect to 1,750 square feet in February 1997 and with respect to 2,721 square feet in November 1997. The Company intends to relocate and expand these facilities in Irvine to include processing and production and back-up facilities in late 1997. Although the Company believes it will be able to lease a facility to accommodate its needs in a timely fashion and at reasonable rates, there can be no assurance that it will be able to do so. Such failure would have a material adverse effect on the Company's business, financial condition and results of operations.

     BeneSphere's processing operations are located in Bellevue, Washington, where BeneSphere leases approximately 6,587 square feet under a lease that will terminate on June 1, 2003.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of March 12, 1997.

             NAME               AGE                           POSITION
------------------------------  ---   --------------------------------------------------------
Thomas H. Sinton..............  48    Chairman of the Board, President, Chief Executive
                                      Officer, Director
Jane Beule....................  45    Vice President, Marketing
Jeffrey M. Bizzack............  36    Executive Vice President, Sales
Mark F. Curtis................  42    Vice President, Production
Alison M. Elder...............  34    Executive Vice President, BeneSphere Division
Mitchell W. Everton...........  40    Executive Vice President, Tax & Operations
Dwight L. Jackson.............  51    Vice President, Human Resources
Leslie A. Johnson.............  48    Vice President, Client Services
Steven E. Klei................  36    Vice President, Finance, Chief Financial Officer and
                                        Secretary
Robert E. Schneider...........  39    Vice President, Research & Development
David C. Hodgson(1)...........  40    Director
Michael L. Hughes(2)..........  62    Director
Ronald W. Readmond(1)(2)......  54    Director
Thomas P. Roddy(2)............  61    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Mr. Sinton, founder of the Company, has served as a Director of the Company since the Company's incorporation in October 1984, and from March 1993 to present, Mr. Sinton has served as the President and Chief Executive Officer of the Company. Since December 1996 and for a period between September 1989 and February 1993, Mr. Sinton served as Chairman of the Board. Mr. Sinton holds a B.A. degree in English Literature, magna cum laude, from Harvard University, an M.S. degree in Food Science from the University of California at Davis and an M.B.A. degree from Stanford University. Mr. Sinton received a Fulbright Fellowship to study at the University of Vienna in Vienna, Austria.

     Ms. Beule has served as Vice President, Marketing of the Company since October 1994. From November 1993 to July 1994, Ms. Beule was Director of Product Management at Macromedia, Inc., a provider of software products. From February 1992 to November 1993, Ms. Beule held various positions in product management at Caere Corporation, a provider of software products. From August 1982 to February 1992, Ms. Beule held various positions in marketing and product management at Hewlett-Packard Company. Ms. Beule holds a B.A. degree from the University of Wisconsin and an M.B.A. degree from Harvard University. Ms. Beule received a Fulbright Fellowship to study at the Rheinische Friedrich-Wilhelms Universitaet in Bonn, Germany.

     Mr. Bizzack has served as Executive Vice President, Sales of the Company since July 1993. From October 1992 to July 1993, Mr. Bizzack served as Vice President, Sales of the Company. From October 1988 to October 1992, Mr. Bizzack served as a District Sales Manager of the Company. Mr. Bizzack attended Saint Mary's College.

     Mr. Curtis has served as Vice President, Production of the Company since March 1993. From November 1987 to February 1993, Mr. Curtis was Director of Service at Ultratech Stepper, Inc., a subsidiary of General Signal Corp., a semi-conductor capital equipment manufacturing firm. Mr. Curtis holds a B.A. degree in Management from Saint Mary's College.

     Ms. Elder has served as Executive Vice President, BeneSphere Division of the Company since January 1997 when the Company acquired BeneSphere. From September 1993 to January 1997, Ms. Elder was founder of the California operations and held various positions at BeneSphere, most recently serving as President and Chief Executive Officer. In 1987, Ms. Elder joined the Employee Benefits Division of Lincoln National Life Insurance as a Flexible Spending Program specialist and from August 1990 to September 1993 Ms. Elder served as Western Regional Manager of Plan Management Administrators which was part of Lincoln National Life Insurance Company. Ms. Elder holds a B.A. degree in Communication Studies from the University of California, Santa Barbara.

     Mr. Everton has served as Executive Vice President, Tax & Operations of the Company since August 1995, and from July 1993 to July 1995, he served as Executive Vice President, Operations of the Company. From July 1992 to July 1993, Mr. Everton served as Vice President, Operations of the Company. From June 1986 to July 1992, Mr. Everton held various management positions with Systems Tax Service, a payroll tax filing company that was acquired by Ceridian Corporation in 1993. Mr. Everton holds a B.A. degree in Business Economics from the University of California, Santa Barbara and an M.B.A. degree from the University of California, Berkeley.

     Mr. Jackson has served as Vice President, Human Resources of the Company since June 1996. From June 1993 to June 1996, Mr. Jackson was founder and President of Dimension Solutions, which the Company acquired in June 1996. From February 1992 to June 1993, Mr. Jackson served as a consultant for Marathon Systems, a software development company. Mr. Jackson holds a B.E.S. in Electrical Engineering from Brigham Young University.

     Ms. Johnson has served as Vice President, Client Services of the Company since September 1993. From May 1992 to September 1993, Ms. Johnson was Director, National Accounts for Automatic Data Processing. From January 1976 until her division was acquired by Automatic Data Processing in May 1992, Ms. Johnson held several positions at BankAmerica Corporation, most recently as Vice President, Northern California National Accounts. Ms. Johnson holds a B.A. degree in Communications from the University of Colorado.

     Mr. Klei has served as Vice President, Finance and Chief Financial Officer of the Company since July 1995 and as Secretary of the Company since August 1996. From April 1993 to July 1995, Mr. Klei was Corporate Controller for Esprit de Corp, an apparel company. From December 1990 to April 1993, Mr. Klei provided consulting services to financially troubled companies based on his experience at New Home Interiors ("New Home"), a regional operator of showrooms for home products and services. In such capacity, Mr. Klei joined Rainbow Records ("Rainbow"), a retailer of records and videos, as a consultant in December 1990 at which time Rainbow was contemplating a liquidation. Mr. Klei presided over the orderly liquidation of Rainbow as Chief Financial Officer from April 1991 to February 1992. Subsequently, Rainbow entered into involuntary bankruptcy and received final approval from the bankruptcy court in the Northern District of California in Oakland. Mr. Klei joined Comfort Zone, a retailer of bedroom furnishings in February 1992 as a consultant and subsequently served as Vice President and Chief Financial Officer until April 1993. From May 1988 to December 1990, Mr. Klei was a minority owner and served as Chief Financial Officer of New Home. In connection with his position at New Home, Mr. Klei personally guaranteed certain obligations of New Home, which became due upon New Home's liquidation in 1991. As a result of such obligations, in September 1993, Mr. Klei applied for and was granted a full discharge of all debts under Chapter 7 of the federal Bankruptcy Code. Mr. Klei holds a B.S. degree in Accounting from Central Michigan University and is a Certified Public Accountant.

     Mr. Schneider has served as Vice President, Research & Development of the Company since November 1996. From April 1995 to July 1996, Mr. Schneider served as Senior Vice President of Product Development at Premenos Technology Corporation, an electronic commerce software company. From February 1989 to March 1995, Mr. Schneider held several positions at Sybase Inc., most recently as Vice President and Business Unit Manager of the Server Products Group. Mr. Schneider holds a B.S. degree in Computer Science from University of San Francisco.

     Mr. Hodgson has served as a Director of the Company since March 1997. Mr. Hodgson is a Managing Member of General Atlantic Partners LLC ("GAP LLC") and has been with GAP LLC since 1982. Mr. Hodgson is also a director of Baan Company, N.V., a publicly-traded software company, Walker Interactive, a publicly-traded software company, and several other privately-held software companies, in which GAP LLC or one of its affiliates is an investor. Mr. Hodgson holds an A.B. degree in Mathematics from Dartmouth College and an M.B.A. degree from Stanford University.

     Mr. Hughes has served as a Director of the Company since 1989. From March 1993 to December 1996, Mr. Hughes served as Chairman of the Board. Since 1985, Mr. Hughes has been Managing and General Partner of the Hughes Investment Partnership, a partnership engaged in mortgage lending. Mr. Hughes holds a B.S. degree in Accounting from Benjamin Franklin University and is a Certified Public Accountant.

     Mr. Readmond has served as a Director of the Company since February 1997. Since January 1997, Mr. Readmond has been an advisor of Barbour Griffith & Rogers, a lobbying firm, and Chairman of International Equity Partners, L.P., a private equity and project development company. From August 1989 to December 1996, Mr. Readmond held various positions at Charles Schwab & Co. Inc., most recently serving as Vice Chairman. Mr. Readmond holds a B.A. degree in Economics from Western Maryland College.

     Mr. Roddy has served as a Director of the Company since 1992. Since 1988, Mr. Roddy has served as President and Chief Executive Officer of Lafayette Investments Inc., an investment banking and investment advisory company. Mr. Roddy holds a B.S. degree in Biochemistry from Villanova University.

     Mr. Jackson was appointed an officer of the Company pursuant to the acquisition agreement between the Company and Dimension Solutions.

     Mr. Hodgson was nominated and elected as a Director of the Company pursuant to an agreement entered into between the Company, General Atlantic and Thomas H. Sinton and his affiliates, in connection with the sale of Preferred Stock by the Company to General Atlantic. Under such agreement, General Atlantic and Mr. Sinton and his affiliates agreed to vote their shares to elect one director to the Board of Directors designated by General Atlantic until the third annual meeting of stockholders after this offering.

     The Board of Directors presently consists of five members who hold office until the annual meeting of stockholders or until a successor is duly elected and qualified. Effective upon the Company's reincorporation into Delaware, the Board of Directors will be divided into three classes. One class of directors will be elected annually and its members will hold office for a three-year term or until their successors are duly elected and qualified, or until their earlier removal or resignation. The number of directors will initially be five and may be changed by a resolution of the Board of Directors. Executive officers are elected by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's control functions and reviews the Company's investment policy. The Compensation Committee was established in November 1996 and will make recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee will also administer the Company's 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. Prior to November 1996, the Board of Directors made recommendations regarding compensation for employees and consultants of the Company. See "-- Stock Plans."

DIRECTOR COMPENSATION

     Members of the Company's Board of Directors do not receive compensation for their services as directors. Certain directors have been granted options to purchase Common Stock in the past, and options may be granted to directors of the Company in the future. Mr. Roddy has received options to purchase 62,500 shares of the Company's Common Stock, Mr. Hughes has received options to purchase 160,000 shares of the Company's Common Stock and Mr. Readmond has received options to purchase 15,000 shares of the Company's Common Stock at exercise prices ranging from $0.19 to $7.25 per share.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to (i) the Chief Executive Officer and (ii) the Company's five other most highly compensated executive officers (collectively with the Chief Executive Officer, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                       ANNUAL COMPENSATION     ------------------
                                                      ----------------------   NO. OF SECURITIES
NAME AND PRINCIPAL POSITION                    YEAR    SALARY    COMMISSIONS   UNDERLYING OPTIONS
---------------------------------------------  ----   --------   -----------   ------------------
Thomas H. Sinton.............................  1996   $137,500     $     0           100,000
  President and Chief Executive Officer
Jane Beule...................................  1996    100,000           0            10,000
  Vice President, Marketing
Jeffrey M. Bizzack...........................  1996    100,000      48,000            65,400
  Executive Vice President, Sales
Mitchell W. Everton..........................  1996    100,000           0            60,200
  Executive Vice President, Tax & Operations
Leslie A. Johnson............................  1996    100,000           0            10,000
  Vice President, Client Services
Steven E. Klei...............................  1996     95,833           0            75,000
  Vice President, Finance and Chief Financial
  Officer

     The following table sets forth information regarding stock options granted during the fiscal year ended June 30, 1996 to each of the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1996

                                          INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                     ------------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                       NUMBER OF        PERCENT OF                                    RATES OF STOCK PRICE
                      SECURITIES       TOTAL OPTIONS      EXERCISE                  APPRECIATION FOR OPTION
                      UNDERLYING        GRANTED TO          PRICE                          TERM($)(4)
                        OPTIONS        EMPLOYEES IN          PER       EXPIRATION   ------------------------
NAME                 GRANTED(#)(1)   FISCAL 1996(%)(2)   SHARE($)(3)      DATE          5%           10%
-------------------- -------------   -----------------   -----------   ----------   ----------    ----------
Thomas H. Sinton....    100,000             6.9%            .4350      11/29/2005    1,748,284     2,809,617
Jane Beule..........     10,000             0.7             .3950      11/29/2005      175,228       281,362
Jeffrey M.
  Bizzack...........     33,000             2.3             .3950      11/29/2005      578,254       928,494
                         32,400             2.2             .3950        3/8/2006      567,740       911,612
Mitchell W. Everton...     38,000           2.6             .3950      11/29/2005      665,868     1,069,174
                         22,200             1.5             .3950        3/8/2006      389,007       624,623
Leslie A. Johnson...     10,000             0.7             .3950      11/29/2005      175,228       281,362
Steven E. Klei......     35,000             2.4             .3950      11/29/2005      613,299       984,766
                         40,000             2.7             .3950        3/8/2006      700,914     1,125,447

---------------
(1) These options were granted under either the Company's 1989 Stock Option Plan or Executive Stock Option Plan. The options granted are immediately exercisable, but are subject to repurchase in the event the optionee's employment with the Company ceases for any reason. The options generally vest over four years, as to 25% of the shares one year from the grant date and as to 1/48th of the shares in each successive month thereafter, with full vesting occurring on the fourth anniversary date. The options have a term of ten years, subject to earlier termination in certain situations related to termination of employment. See "Stock Plans."

(2) Based on a total of 1,459,530 options granted to all employees, consultants and directors during fiscal 1996.

(3) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years) and the assumed initial public offering price of $11.00. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the initial public offering price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended June 30, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at June 30, 1996:

                    FISCAL YEAR AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                           SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          ACQUIRED              OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                             ON       VALUE     ---------------------------    AT FISCAL YEAR END($)(1)
                          EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   ---------------------------
NAME                        (#)        ($)          (#)            (#)        EXERCISABLE   UNEXERCISABLE
------------------------  --------   --------   -----------   -------------   -----------   -------------
Thomas H. Sinton........  100,000         --           --             --             --             --
Jane Beule..............   52,000         --           --             --             --             --
Jeffrey M. Bizzack......  125,400     10,466           --             --             --             --
Mitchell W. Everton.....   50,447      7,060        2,533         47,220          2,166         40,373
Leslie A. Johnson.......   62,000      4,000           --             --             --             --
Steven E. Klei..........   45,000         --           --         30,000             --         25,650

---------------
(1) The amount set forth represents the difference between the estimated fair market value of $1.25 per share of Common Stock on June 30, 1996, as determined by the Company's Board of Directors, multiplied by the applicable number of options.

STOCK PLANS

     1989 Stock Option Plan. The Company's 1989 Stock Option Plan (the "1989 Plan") provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees, directors and consultants of nonstatutory stock options. As of December 31, 1996, options to purchase an aggregate of 483,164 shares of Common Stock were outstanding under the 1989 Plan. In February 1997, the Board of Directors of the Company increased the shares available for future grants under the 1989 Plan by 1,375,766, for a total of 1,675,048 shares available for future grants under the 1989 Plan. Options granted under the 1989 Plan before the effective date of the 1996 Plan described below will remain outstanding in accordance with their terms, but no further options will be granted under the 1989 Plan after this offering.

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in February 1996 under the name "Executive Stock Option Plan." The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options. In November 1996 and February 1997, the Board of Directors of the Company approved, effective upon the offering and subject to stockholder approval, an amendment and restatement of the 1996 Plan to (i) rename the Executive Stock Option Plan as the "1996 Stock Option Plan" and (ii) authorized for an increase in the number of shares reserved for issuance under the plan of any unused or canceled shares under the 1989 Plan plus annual increases equal to the lesser of (a) 250,000 shares, (b) two percent (2%) of the number of outstanding shares of Common Stock on such date or (c) a lesser amount determined by the Board. As of December 31, 1996, options to purchase an aggregate of 85,753 shares of Common Stock were outstanding under the 1996 Plan and 1,727,628 (including the number of shares available for future grants under the 1989 Plan) shares remained available for future grants under the 1996 Plan. The 1996 Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator") and has a term of ten years.

     Subject to the provisions of the 1996 Plan, the Administrator has the authority to determine the individuals to whom stock options are to be granted, the number of shares to be covered by each option, the exercise price, the fair market value of the Common Stock, the type of option, the term of the option, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Incentive stock options granted under the 1996 Plan must have an exercise price of (i) at least 110% of fair market value of the Common Stock on the date of grant if granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, any parent or any subsidiary or (ii) at least 100% of fair market value of the Common Stock on the date of grant if granted to any other employee. In the case of a nonstatutory stock option, the per share exercise price is determined by the Administrator. No participant may be granted in any fiscal year of the Company an option to purchase more than 125,000 shares, and over the remaining term of the 1996 Plan such participant may not be granted options to purchase more than 250,000 additional shares. Payments by optionholders upon exercise of an option may be made (as determined by the Administrator) in cash or such other form of payment as permitted under the 1996 Plan, including without limitation, by promissory note or by surrender of certain shares of Common Stock. In addition, an optionee may pay the exercise price by means of a so-called "cashless exercise." In the event of a proposed merger of the Company with or into another corporation, outstanding options may be assumed or equivalent options may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation does not agree to assume options or substitute equivalent options, optionees will have the right to exercise their options as to all shares subject to such options, including shares as to which options would not otherwise be exercisable.

     1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1996, subject to stockholder approval. The Company has reserved a total of 500,000 shares of Common Stock for issuance under the Purchase Plan, with the number of shares to be increased annually on each anniversary date of the adoption of the Purchase Plan by a number of shares equal to the lesser of (i) 150,000 shares, (ii) one and one-half percent (1.5%) of the outstanding number of shares on such date or (iii) a lesser number determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their base straight time gross earnings and commissions (but exclusive of payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses or other payments). An eligible employee's right to purchase stock under the Purchase Plan may not accrue at a rate that exceeds $25,000 worth of stock in any calendar year. The price of Common Stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the first day of an offering period or last day of the applicable purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The Purchase Plan will be implemented by an initial offering period of up to 24 months commencing on the first trading day on or after the effective date of the Public Offering and ending on the last trading day on or before April 30, 1999. Subsequent offering periods will last 24 months and will commence on the first trading day on or after November 1 and May 1 of each year during which the Purchase Plan is in effect, and will terminate on the last trading day in the periods ending 24 months later. Each 24-month offering period will consist of four purchase periods of approximately six months duration. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

401(K) PLAN

     The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 18% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $9,500 in 1996). The percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derives an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law.

     The Company intends to enter into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Amended and Restated Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in November 1996 and is composed of Messrs. Hodgson and Readmond. No interlocking relationship exists between any member of the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

     Between May 1994 and September 1995, Thomas H. Sinton, a director and officer of the Company, and his immediate family loaned an aggregate of $1,040,000 to the Company at an interest rate of 10.0% per annum. The Company has paid all such loans in full.

     On December 5, 1996, the Company loaned $543,750 at an interest rate of 6.31% per year to Robert E. Schneider, an officer of the Company, to permit Mr. Schneider to exercise options to purchase Common Stock of the Company. All principal and interest is due December 5, 2000. As of January 31, 1997, Mr. Schneider had not paid any amount on the note.

     In connection with the acquisition of BeneSphere, the Company assumed a promissory note issued by BeneSphere on December 31, 1996 to Alison M. Elder, an officer of the Company, for $275,000. The principal bears interest at a rate of 9.0% per year.

     On January 7, 1997, the Company loaned $543,750 at an interest rate of 6.1% per year to Alison M. Elder, an officer of the Company, to permit Ms. Elder to exercise options to purchase Common Stock of the Company. All principal and interest is due January 7, 2001. As of January 31, 1997, Ms. Elder had not paid any amount on the note.

     On January 31, 1997, the Company loaned $250,000 at an interest rate of 6.1% per year to Jeffrey M. Bizzack, an officer of the Company, to permit Mr. Bizzack to purchase a residence. Accrued interest must be paid on a monthly basis beginning two years from the date of the note. All principal and accrued but unpaid interest is due January 31, 2001 unless Mr. Bizzack's employment with the Company terminates, in which case, the note may become due earlier. As of January 31, 1997, Mr. Bizzack had not paid any amount on the note.

Information with respect to compensation to directors and executive officers is set forth under "Management -- Directors Compensation" and "-- Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of December 31, 1996 (assuming the automatic conversion of all outstanding shares of Preferred Stock into shares of Common Stock effective upon the completion of this offering), and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (a) each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table,
(i) the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by them and (ii) officers and directors can be contacted at the principal offices of the Company.

                                                                                  PERCENTAGE OF
                                                                               SHARES BENEFICIALLY
                                                                                     OWNED(1)
                                                                  SHARES       --------------------
                                                               BENEFICIALLY    PRIOR TO     AFTER
NAME OF BENEFICIAL OWNERS                                         OWNED        OFFERING    OFFERING
-------------------------------------------------------------  ------------    --------    --------
Thomas H. Sinton(2)(3).......................................    2,840,068       35.2%       28.2
General Atlantic Partners, LLC(4)............................    1,149,466       14.3        11.4
Jane Beule(5)................................................       52,000       *           *
Jeffrey M. Bizzack(6)........................................      125,400        1.6         1.2
Mitchell W. Everton (7)......................................       68,642       *           *
Leslie A. Johnson(8).........................................       69,500       *           *
Steven E. Klei(9)............................................       60,167       *           *
David C. Hodgson(4)..........................................    1,149,466       14.3        11.4
Michael L. Hughes............................................      149,288        1.9         1.5
Ronald W. Readmond(10).......................................        2,012       *           *
Thomas P. Roddy(11)..........................................      209,821        2.6         2.1
All directors and executive officers as a group (14
  persons)(12)...............................................    4,861,564       60.1        48.2

---------------
  *  Represents beneficial ownership of less than one percent.
 (1) Based on 8,057,727 shares of Common Stock outstanding prior to the offering and 10,057,727 outstanding upon completion of the offering. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 1996 upon the exercise of warrants or vested options. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options and warrants for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of December 31, 1996.
 (2) Includes shares held by the Silas D. Sinton Trust Estate, the Silas Jack Sinton Family Trust and as a custodian for minor children. Also includes 68,750 shares subject to the Company's repurchase rights.
 (3) The address of Mr. Sinton is c/o ProBusiness, Inc., 5934 Gibraltar Dr., Pleasanton, CA 94588.
 (4) Includes 978,368 shares held by General Atlantic Partners 39, L.P. ("GAP 39") and 171,098 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP 39 is GAP LLC. The managing members of GAP LLC are Steven A. Denning, Stephen P. Reynolds, David C. Hodgson, J. Michael Cline, William O. Grabe and William E. Ford. The same managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Hodgson is a director of the Company. Mr. Hodgson disclaims beneficial ownership of shares owned by GAP 39 and GAP Coinvestment, except to the extent of his pecuniary interests therein. The address for GAP 39, GAP Coinvestment, GAP LLC and Mr. Hodgson is c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.
 (5) Includes 22,708 shares subject to the Company's repurchase rights.
 (6) Includes 29,803 shares subject to the Company's repurchase rights.
 (7) Includes 18,195 shares issuable upon exercise of vested options and 667 shares subject to the Company's repurchase rights.
 (8) Includes 17,291 shares subject to the Company's repurchase rights.
 (9) Includes 8,833 shares issuable upon exercise of vested options and 34,062 shares subject to the Company's repurchase rights.
(10) Includes 2,012 shares issuable upon exercise of warrants.
(11) Includes 28,730 shares held by the Lafayette Investments Inc. of which Mr. Roddy is President and Chief Executive Officer and 15,900 shares held by the Lafayette Investments Inc. 401(k) Plan and Trust.
(12) Includes 27,028 shares issuable upon exercise of vested options, 2,012 shares issuable upon exercise of warrants and 262,152 shares subject the Company's repurchase rights.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

COMMON STOCK

     As of December 31, 1996, there were 8,057,727 shares of Common Stock outstanding held of record by 252 stockholders (including 1,149,466 shares of Common Stock issuable upon conversion of Preferred Stock issued in March 1997). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

     In connection with a loan agreement, which terminated in April 1996, between Silicon Valley Bank ("SVB") and the Company, the Company issued SVB a warrant to purchase 9,446 shares of the Company's Series E Preferred Stock at an exercise price of $7.94 per share, exercisable at any time through January 13, 2000. In connection with an equipment lease, the Company issued LINC Capital Management ("LINC") a warrant to purchase 10,000 shares of the Company's Series E Preferred Stock at an exercise price of $7.94 per share, exercisable at any time through July 31, 2001. In connection with a loan agreement, the Company issued Coast Business Credit ("Coast") a warrant to purchase 9,500 shares of the Company's Series E Preferred Stock at an exercise price of $7.94 per share, exercisable at any time through April 30, 2001. In connection with an amendment to the loan agreement between Coast and the Company to extend the line of credit, the Company issued a warrant to Coast to purchase an additional 9,500 shares of the Company's Series E Preferred Stock at an exercise price of $7.94 per share, exercisable through October 25, 2001. In connection with a built-to-suit lease, the Company issued Britannia Hacienda V Limited Partnership ("Britannia Hacienda") and its partners warrants to purchase an aggregate of 22,500 shares of Series E Preferred Stock at an exercise price of $7.94 per share, exercisable from the date that part of the construction to be performed under the lease is substantially complete until the earlier of either five years from the date of the consummation of a public offering or November 14, 2004. The warrants to purchase Series E Preferred Stock shall represent the right to purchase shares of Common Stock upon completion of this offering, at a conversion rate of two shares of Common Stock for each share of Series E Preferred Stock. In connection with its acquisition of BeneSphere, the Company issued warrants to purchase an aggregate of 50,000 shares of Common Stock to two former shareholders of BeneSphere at an exercise price of $9.00 per share, exercisable at any time through January 7, 2002.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Upon completion of this offering, the holders (or their permitted transferees) of approximately 6,360,470 shares of Common Stock and 121,892 shares issuable upon exercise of warrants (collectively the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities act of 1933, as amended (the "Securities Act"). If the Company proposes to register its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided that the managing underwriter has the right to limit a certain number of such shares included in the registration. These rights do not apply to this offering. In addition, certain of the Holders may require the Company at its expense on no more than two occasions to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 180 days after the completion of this offering. In addition, General Atlantic may request the Company to file a registration statement under the Securities Act with respect to 1,149,466 shares of Common Stock on one occasion as long as certain conditions are met. If the Holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Moreover, if the Company were to include in a Company initiated registration shares held by the Holders pursuant to exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's Amended and Restated Certificate of Incorporation (the "Charter") provides for the division of the Board of Directors into three classes with staggered three-year terms. See "Management -- Executive Officers and Directors." Under the Charter, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Charter also provides that after the completion of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Charter further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President of the Company, the Board of Directors or the holders of shares entitled to cast not less than forty percent (40%) of the votes at that meeting. Under the Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the foregoing Charter provisions. The 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The Bylaws also may be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the Bylaws.

TRANSFER AGENT AND REGISTRAR

                              has been appointed as the transfer agent and
registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 10,057,727 shares of Common Stock, based upon the number of shares outstanding as of December 31, 1996, including 1,149,466 shares Common Stock issuable upon conversion of Preferred Stock issued March 1997. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" ("Affiliates") of the Company, as that term is defined in Rule 144 under the Securities Act as amended on April 29, 1997. The remaining 8,057,727 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) approximately 2,000 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 1,000 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 6,702,341 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements, 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods. In addition, certain of the Restricted Shares are subject to the Company's repurchase right.

     As of December 31, 1996, options to purchase 568,917 shares of Common Stock were outstanding, of which options to purchase 138,416 shares were then exercisable. The Company intends to file a Form S-8 registration statement 90 days after the date of this Prospectus of this offering under the Securities Act to register 1,727,628 shares of Common Stock reserved for issuance under the Company's 1989 Plan and 1996 Plan and 500,000 shares of Common Stock reserved for issuance under the Company's Purchase Plan thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. In addition, warrants to purchase 121,892 shares of Common Stock are outstanding, all of which will be eligible for sale 180 days after the date of this Prospectus.

     In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of the Common Stock (approximately 10,058 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

     Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time may have on the market price of the Common Stock. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC and William Blair & Company, L.L.C. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                             NUMBER
        UNDERWRITER                                                        OF SHARES
        ----------------------------------------------------------------   ----------
        Robertson, Stephens & Company LLC...............................
        William Blair & Company, L.L.C. ................................

                                                                           ----------
                  Total.................................................    2,000,000
                                                                           ==========

     The Representatives have advised the Company that the Underwriters propose to offer shares of the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not in excess of $          per share, of which
$          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock, at the same price per share as will be paid for the 2,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Each officer and director and certain holders of shares of the Company's Common Stock have agreed with the Representatives, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of Robertson, Stephens & Company LLC, (i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options and stock under the existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     Certain persons participating in this offering may engage in transactions, including syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock on the Nasdaq National Market or otherwise. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of December 31, 1996, certain members and investment partnerships of Wilson Sonsini Goodrich & Rosati, P.C., beneficially owned an aggregate of 12,881 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

     The financial statements of (i) ProBusiness, Inc. as of June 30, 1995 and 1996 and December 31, 1996 and for each of the three years in the period ended June 30, 1996 and the six-month period ended December 31, 1996, (ii) BeneSphere Administrators, Inc. as of June 30, 1996 and for the year then ended and (iii) Dimension Solutions, Inc. as of April 30, 1996 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     Effective June 1996, the Company engaged Ernst & Young as its principal independent auditors to replace Coopers & Lybrand LLP ("Coopers & Lybrand"), who were dismissed as auditors of the Company effective January 1996. The decision to change independent auditors was approved by the Company's Audit Committee and Board of Directors. In connection with audits of the two fiscal years ended June 30, 1995, and in the subsequent interim period, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Coopers & Lybrand, would have caused them to make reference to the matter in their report. The reports of Coopers & Lybrand on the financial statements of the Company for the past two years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
PROBUSINESS SERVICES, INC.
Report of Independent Auditors........................................................  F-2
Balance Sheets........................................................................  F-3
Statements of Operations..............................................................  F-4
Statements of Stockholders' Equity (Deficit)..........................................  F-5
Statements of Cash Flows..............................................................  F-6
Notes to Financial Statements.........................................................  F-8
BENESPHERE ADMINISTRATORS, INC.
Report of Independent Auditors........................................................  F-21
Balance Sheets........................................................................  F-22
Statements of Operations..............................................................  F-23
Statements of Shareholders' Deficit...................................................  F-24
Statements of Cash Flows..............................................................  F-25
Notes to Financial Statements.........................................................  F-26
DIMENSION SOLUTIONS, INC.
Report of Independent Auditors........................................................  F-30
Balance Sheet.........................................................................  F-31
Statement of Operations...............................................................  F-32
Statement of Shareholders' Deficit....................................................  F-33
Statement of Cash Flows...............................................................  F-34
Notes to Financial Statements.........................................................  F-35
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction..........................................................................  F-38
Statements of Operations for the year ended June 30, 1996.............................  F-39
Statements of Operations for the six months ended December 31, 1996...................  F-40
Balance Sheet as of December 31, 1996.................................................  F-41
Notes to Financial Statements.........................................................  F-42

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ProBusiness Services, Inc.

     We have audited the accompanying balance sheets of ProBusiness Services, Inc. as of June 30, 1995 and 1996 and December 31, 1996 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 1996 and for the six month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProBusiness Services, Inc. at June 30, 1995 and 1996 and December 31, 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 and for the six month period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG, LLP

Walnut Creek, California
March 12, 1997

                           PROBUSINESS SERVICES, INC.

                                 BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                                      UNAUDITED
                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                 JUNE 30,                          EQUITY (DEFICIT)
                                            -------------------    DECEMBER 31,      DECEMBER 31,
                                             1995        1996          1996              1996
                                            -------    --------    ------------    ----------------
ASSETS
Current assets:
  Cash and cash equivalents...............  $   852    $  4,041      $  1,254
  Accounts receivable.....................      433         769         1,169
  Unbilled receivables....................      255         585         1,180
  Prepaid expenses........................      113         327           660
                                            -------    --------      --------
Total current assets......................    1,653       5,722         4,263
Equipment, furniture and fixtures, net....    1,972       3,992         5,933
Other assets..............................      509       1,225         1,708
                                            -------    --------      --------
          Total assets....................  $ 4,134    $ 10,939      $ 11,904
                                            =======    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable........................  $   194    $    623      $    680
  Accrued liabilities.....................      446       1,458         2,335
  Deferred revenue........................       82         274           370
  Notes payable to stockholder............      236         284            25
  Current portion of long-term debt.......      512          --            --
  Current portion of capital lease
     obligations..........................      114         111           821
                                            -------    --------      --------
          Total current liabilities.......    1,584       2,750         4,231
Note payable to stockholder,
  non-current.............................       --         250           250
Long-term debt, less current portion......    1,016       7,822         8,130
Capital lease obligations, less current
  portion.................................      168         253         2,179
Commitments
Stockholders' equity (deficit):
  Preferred stock, $.01 par value;
     authorized: 6,000,000 shares; issued
     outstanding: 2,613,301 shares at June
     30, 1995 and 2,653,301 shares at June
     30 and December 31, 1996; Pro forma:
     $.001 par value; authorized:
     5,000,000 shares; no shares issued
     and outstanding (aggregate
     liquidation preference: $12,078,000
     at December 31, 1996)................       27          27            27          $     --
  Common stock, $.01 par value;
     authorized: 20,000,000 shares; issued
     and outstanding: 13,428 shares at
     June 30, 1995, 1,214,984 shares at
     June 30, 1996 and 1,440,703 shares at
     December 31, 1996; Pro forma: $.001
     par value; authorized: 60,000,000
     shares; issued and outstanding:
     6,747,305 shares.....................       --          12            14                 7
  Additional paid-in capital..............   11,660      12,532        13,298            13,332
  Accumulated deficit.....................  (10,321)    (12,707)      (15,681)          (15,681)
  Note receivable from stockholder........       --          --          (544)             (544)
                                            -------    --------      --------          --------
          Total stockholders' equity
            (deficit).....................    1,366        (136)       (2,886)         $ (2,886)
                                                                                       ========
                                            -------    --------      --------
          Total liabilities and
            stockholders' equity
            (deficit).....................  $ 4,134    $ 10,939      $ 11,904
                                            =======    ========      ========

See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                 SIX MONTHS ENDED
                                                  YEAR ENDED JUNE 30,              DECEMBER 31,
                                             ------------------------------     ------------------
                                              1994        1995       1996        1995       1996
                                             -------     ------     -------     ------     -------
                                                                             (UNAUDITED)
Revenue....................................  $ 4,069     $7,095     $13,863     $5,106     $10,199
Operating expenses:
  Cost of providing services...............    1,629      2,703       6,435      2,278       5,238
  General and administrative expenses......    1,202      1,304       2,054        801       1,491
  Research and development expenses........    1,202      1,038       1,257        298       1,308
  Client acquisition costs.................    1,467      2,943       5,388      2,068       4,628
  Acquisition of in-process technology.....       --         --         711         --          --
                                             -------     ------     ---------   ------     ---------
     Total operating expenses..............    5,500      7,988      15,845      5,445      12,665
                                             -------     ------     ---------   ------     ---------
Loss from operations.......................   (1,431)      (893)     (1,982)      (339)     (2,466)
Interest expense, net......................       46         86         404        117         508
                                             -------     ------     ---------   ------     ---------
Net loss...................................  $(1,477)    $ (979)    $(2,386)    $ (456)    $(2,974)
                                             =======     ======     =========   ======     =========
Pro forma net loss per share (Note 1)......                         $ (0.29)               $ (0.36)
                                                                    =========              =========
Shares used in computing pro forma
  net loss per share (Note 1)..............                           8,212                  8,294
                                                                    =========              =========

See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (In thousands, except share amounts)

                        PREFERRED STOCK                    COMMON STOCK
                -------------------------------   -------------------------------                      NOTE             TOTAL
                                     ADDITIONAL                        ADDITIONAL                   RECEIVABLE      STOCKHOLDERS'
                                      PAID-IN                           PAID-IN     ACCUMULATED        FROM            EQUITY
                 SHARES     AMOUNT    CAPITAL      SHARES     AMOUNT    CAPITAL       DEFICIT       STOCKHOLDER       (DEFICIT)
                ---------   ------   ----------   ---------   ------   ----------   -----------   ---------------   -------------
Balances, June
  30, 1993....  2,163,189    $ 22     $  8,675          700    $ --       $ --       $  (7,865)        $  --           $   832
  Issuance of
    Series D
    preferred
    stock at
    $5.94 per
    share, net
    of
    issuance
    costs.....    236,996       2        1,347           --      --         --              --            --             1,349
  Exercise of
    stock
    options...         --      --           --        2,920      --          1              --            --                 1
  Net loss....         --      --           --           --      --         --          (1,477)           --            (1,477)
                ---------     ---      -------    ---------     ---       ----        --------         -----           -------
Balances, June
  30, 1994....  2,400,185      24       10,022        3,620      --          1          (9,342)           --               705
  Issuance of
    Series E
    preferred
    stock at
    $7.94 per
    share, net
    of
    issuance
    costs.....    213,116       3        1,635           --      --         --              --            --             1,638
  Exercise of
    stock
    options...         --      --           --        9,808      --          2              --            --                 2
  Net loss....         --      --           --           --      --         --            (979)           --              (979)
                ---------     ---      -------    ---------     ---       ----        --------         -----           -------
Balances, June
  30, 1995....  2,613,301      27       11,657       13,428      --          3         (10,321)           --             1,366
  Issuance of
    Series E
    preferred
    stock at
    $7.94 per
    share, net
    of
    issuance
    costs.....     40,000      --          317           --      --         --              --            --               317
  Exercise of
    stock
    options...         --      --           --    1,201,556      12        355              --            --               367
  Issuance of
    preferred
    stock
   warrants...         --      --          200           --      --         --              --            --               200
  Net loss....         --      --           --           --      --         --          (2,386)           --            (2,386)
                ---------     ---      -------    ---------     ---       ----        --------         -----           -------
Balances, June
  30, 1996....  2,653,301      27       12,174    1,214,984      12        358         (12,707)           --              (136)
  Exercise of
    stock
    options...         --      --           --      225,719       2        605              --          (544)               63
  Issuance of
    preferred
    stock
   warrants...         --      --          161           --      --         --              --            --               161
  Net loss....         --      --           --           --      --         --          (2,974)           --            (2,974)
                ---------     ---      -------    ---------     ---       ----        --------         -----           -------
Balances,
  December 31,
  1996........  2,653,301    $ 27     $ 12,335    1,440,703    $ 14       $963       $ (15,681)        $(544)          $(2,886)
                =========     ===      =======    =========     ===       ====        ========         =====           =======

See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                        YEAR ENDED               SIX MONTHS ENDED
                                                         JUNE 30,                  DECEMBER 31,
                                                ---------------------------   ----------------------
                                                 1994      1995      1996        1995         1996
                                                -------   -------   -------   -----------   --------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................  $(1,477)  $  (979)  $(2,386)    $  (456)    $ (2,974)
Adjustment to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...............      230       517     1,146         395          901
  Acquisition of in-process technology........       --        --       711          --           --
  Changes in operating assets and liabilities:
     Accounts receivable and unbilled
       receivables............................     (231)     (210)     (521)       (810)        (995)
     Prepaid expenses.........................      (12)      (77)     (214)       (112)        (333)
     Other assets.............................       (8)      (22)      151         (40)         (84)
     Accounts payable.........................      125        (1)      360          37           57
     Accrued liabilities......................       46       273       650          24          877
     Deferred revenue.........................        4        55       (99)        111           96
                                                 ------    ------    ------      ------       ------
Net cash used in operating activities.........   (1,323)     (444)     (202)       (851)      (2,455)
INVESTING ACTIVITIES
Purchases of equipment, furniture and
  fixtures....................................     (451)   (1,281)   (2,685)       (916)          --
Other.........................................       --        --         3          --           --
Capitalization of software development
  costs.......................................       --      (137)     (645)       (600)        (403)
                                                 ------    ------    ------      ------       ------
Net cash used in investing activities.........     (451)   (1,418)   (3,327)     (1,516)        (403)
FINANCING ACTIVITIES
Net decrease in restricted cash...............     (284)      (41)       --           --          --
Borrowings under line of credit agreements....      283     1,402     5,934          88       11,188
Repayments of borrowings under line of credit
  agreements..................................       --      (157)   (3,478)        (55)     (10,687)
Proceeds from note payable....................       75        --     4,000       4,000           --
Repayments under note payable.................       --       (75)       --          --         (259)
Proceeds from notes payable to stockholders...      250       500       250         290           --
Repayments under notes payable to
  stockholders................................       --      (566)     (227)         --           --
Principal payments on capital lease
  obligations.................................      (63)     (103)     (128)        (55)        (234)
Proceeds from issuance of preferred stock.....    1,349     1,638        --          --           --
Proceeds from issuance of common stock........        1         2       367          53           63
                                                 ------    ------    ------      ------       ------
Net cash provided by financing activities.....    1,611     2,600     6,718       4,321           71
                                                 ------    ------    ------      ------       ------
Net (decrease) increase in cash and cash
  equivalents.................................     (163)      738     3,189       1,954       (2,787)
Cash and cash equivalents, beginning of
  period......................................      277       114       852         852        4,041
                                                 ------    ------    ------      ------       ------
Cash and cash equivalents, end of period......  $   114   $   852   $ 4,041     $ 2,806     $  1,254
                                                 ======    ======    ======      ======       ======

                                                        YEAR ENDED               SIX MONTHS ENDED
                                                         JUNE 30,                  DECEMBER 31,
                                                 1994      1995      1996        1995         1996
                                                ------    ------    ------      ------       ------
                                                                              (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for interest....  $    50   $   136   $   377   $       91    $    607
                                                 ======    ======    ======       ======      ======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Purchase of equipment, furniture and
     fixtures under capital leases............  $   198   $   126   $   210   $       --    $  2,644
                                                 ======    ======    ======       ======      ======
  Issuance of warrants in connection with
     debt.....................................  $    --   $    --   $   200   $       --    $    161
                                                 ======    ======    ======       ======      ======
  Note receivable from stockholder issued in
     connection with stock option exercise....  $    --   $    --   $    --   $       --    $    544
                                                 ======    ======    ======       ======      ======
ACQUISITION OF DIMENSION SOLUTIONS, INC.:
  Issuance of Series E preferred stock........  $    --   $    --   $   317   $       --    $     --
  Liabilities assumed.........................       --        --       997           --          --
                                                 ------    ------    ------       ------      ------
                                                $    --   $    --   $ 1,314   $       --    $     --
                                                 ======    ======    ======       ======      ======

See accompanying notes.

                           PROBUSINESS SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     ProBusiness Services, Inc. provides employee administrative services for large employers. The Company's primary service offerings are payroll processing, payroll tax filing, human resources software and benefits administration, including the enrollment and processing of flexible benefit plans and COBRA programs. The Company's proprietary PC-based payroll system offers the cost-effectiveness of outsourcing and high levels of client service while providing the flexibility, control, customization and integration of an in-house system.

     On May 23, 1996, the Company acquired substantially all of the business and assets of Dimension Solutions, Inc. ("Dimension Solutions"), a California corporation, for $1,314,000. The transaction was recorded under the purchase method of accounting, and the results of operations of Dimension Solutions, Inc. have been included in the financial statements of the Company beginning May 24, 1996 (Note 10).

     On January 1, 1997, the Company acquired all of the outstanding stock of BeneSphere Administrators, Inc. ("BeneSphere"), a Washington Corporation, for $3,255,000, plus contingent payments of up to $4,500,000. The transaction will be recorded under the purchase method of accounting. Since the acquisition occurred subsequent to December 31, 1996, no results of operations of BeneSphere have been included in the historical results of operations (Note 10).

INTERIM FINANCIAL INFORMATION

     The consolidated financial statements for the six months ended December 31, 1995 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for fair presentation of its financial position and results of operations. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results that may be expected for any future periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reported period. Such complex estimates include provisions for doubtful accounts and penalties and interest relating to payroll tax processing and estimates regarding the recoverability of capitalized software. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated at cost, net of accumulated depreciation and amortization. Depreciation of equipment, furniture and fixtures is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

improvements and assets under capital leases are amortized over the shorter of the life of the asset or the term of the lease.

PAYROLL PROCESSING AND PAYROLL TAX FILING SERVICES

     In connection with its payroll processing and payroll tax filing services, the Company collects funds from clients for payment of payroll taxes, holds such funds in bank accounts which are segregated from the Company's accounts until payment is due, remits the funds to the appropriate taxing authority and files federal, state and local tax returns. For such services, the Company derives its payroll tax filing revenue from fees charged and from interest income it receives on tax filing deposits temporarily held pending remittance on behalf of its clients to taxing authorities. These collected but unremitted funds are not included in the accompanying balance sheets. Collected but unremitted funds are invested primarily with high credit quality financial institutions. The amount of funds held by the Company under these arrangements with customers was $0, $1,402,000 and $104,417,000 at June 30, 1994, 1995 and 1996, respectively, and
$116,547,000 at December 31, 1996. Interest income earned on collected but unremitted funds, which is classified as revenue, amounted to approximately $0, $0 and $1,896,000, for fiscal years 1994, 1995 and 1996 respectively, and $0 and $1,675,000 for the six months ended December 31, 1995 and 1996, respectively.

     The Company's payroll tax service is subject to various risks resulting from errors and omissions in filing client tax returns and paying tax liabilities owed to tax authorities on behalf of clients. The Company's clients calculate and transfer to the Company contributed employer and employee tax funds. The Company processes the data received from the client and remits the funds along with a tax return to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties will not have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company's reserves or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate tax return filings and pay tax liabilities when due on behalf of clients may damage the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients.

     The Company's payroll tax service is also dependent upon government regulations, which are subject to continuous changes. Failure by the Company to implement these changes into its services and technology in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since a significant portion of the Company's revenue is derived from interest earned from investing tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment for taxes owed to government authorities would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition or results of operations.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

     The Company's operations are dependent on its ability to protect its computer systems against damage from a major catastrophe (such as an earthquake or other natural disaster), fire, power loss, security breach, telecommunications failure or similar event. No assurance can be given that the precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data centers, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

REVENUE RECOGNITION

     Revenue from payroll processing and payroll tax filing services under client contracts is recognized as the services are performed. Revenue earned in advance of a client billing is reported as unbilled receivables and is billed in accordance with the terms of the client contract. Interest income earned on unremitted payroll tax funds is recognized as earned.

SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed."

     The Company capitalizes software development costs incurred after establishing technological feasibility of the product prior to the general release of the service using the product. Costs incurred in connection with the enhancement of the Company's existing products or after the general release of the service using the product are expensed in the current period and included in the research and development costs within the statement of operations. The Company amortizes the capitalized software development costs on a straight line basis over the estimated product life, which is generally a 36 month period and such amortization is included in cost of providing services within the statement of operations.

CONCENTRATION OF CREDIT RISK

     The Company's cash balances are maintained in certificates of deposit, money market funds and checking accounts with three financial institutions.

     The Company's sales are primarily to customers in the western United States. Credit evaluations are performed as necessary and the Company does not require collateral from customers.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1995, the FASB issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes a fair value method of accounting for stock-based compensation plans. The Company intends to continue to account for employee stock options using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 will require certain additional disclosures in the Company's fiscal year 1997 financial statements.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. The Company has adopted Statement No. 121 in fiscal year 1997, which has not had a material impact.

NET LOSS AND PRO FORMA NET LOSS PER SHARE

     Except as noted below, net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to applicable Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, warrants and preferred stock) issued during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the as if-converted method for preferred stock at the estimated initial public offering price). Per share information calculated on this basis is as follows (in thousands except per share amounts):

                                                                                      SIX MONTHS
                                                  YEAR ENDED                            ENDED
                                                   JUNE 30,                          DECEMBER 31,
                                    ---------------------------------------   --------------------------
                                       1994          1995          1996                         1996
                                    -----------   -----------   -----------      1995        -----------
                                                                              -----------
                                                                              (UNAUDITED)
Net loss per share................    $ (0.52)      $ (0.34)      $ (0.80)      $ (0.16)       $ (0.97)
                                     ========      ========       =======       =======      =========
Shares used in calculating net
  loss per share..................      2,859         2,863         2,985         2,904          3,068
                                     ========      ========       =======       =======      =========

     Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from convertible preferred stock issued more than 12 months prior to the proposed initial public offering that will automatically convert upon completion of the Company's initial public offering (using the as if-converted method) from the original date of issuance.

2. EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures consist of the following (in thousands):

                                                              JUNE 30,
                                                         -------------------     DECEMBER 31,
                                                          1995        1996           1996
                                                         -------     -------     ------------
    Equipment and leasehold improvements...............  $ 2,710     $ 5,145        $7,584
    Furniture and fixtures.............................      532       1,060         1,175
    Construction in progress...........................       --          --            90
                                                         -------     -------
                                                           3,242       6,205         8,849
    Less accumulated depreciation and amortization.....   (1,270)     (2,213)       (2,916)
                                                         -------     -------
                                                         $ 1,972     $ 3,992        $5,933
                                                         =======     =======

     Equipment, furniture and fixtures include amounts for assets acquired under capital leases, principally production, office and computer equipment, of $434,000, $644,000 and $3,487,000 at June 30, 1995 and 1996, and December 31,
1996, respectively. Accumulated amortization of these assets was $174,000, $313,000 and $534,000 at June 30, 1995 and 1996 and December 31, 1996,
respectively.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

3. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                              JUNE 30,
                                                         -------------------     DECEMBER 31,
                                                          1995        1996           1996
                                                         -------     -------     ------------
    Borrowings under line of credit agreements.........  $ 1,528     $ 3,984        $4,259
    Subordinated notes payable.........................       --       3,838         3,871
                                                         -------     -------
                                                           1,528       7,822         8,130
    Less current portion...............................     (512)         --            --
                                                         -------     -------
                                                         $ 1,016     $ 7,822        $8,130
                                                         =======     =======

LINE OF CREDIT AGREEMENTS

     At June 30, 1996, the Company had a line of credit agreement (the "Agreement") which provided for borrowings that were limited to the lesser of $4,000,000 or three times the Company's average monthly cash collections over the three month period prior to the borrowing date, less $150,000. In October 1996, the Agreement was amended to provide for borrowings that are limited to the lesser of $10,000,000, of which $1,000,000 is designated as an equipment acquisition loan, or four times the Company's average monthly cash collections, as defined, (decreased by a factor of one month for each 30% decrease in the Company's revenue, measured on a quarterly basis) over the four month period prior to the borrowing date, less $150,000. Borrowings outstanding under the Agreement bear interest at the bank's prime rate plus 1% (8.25% at June 30, 1996 and December 31, 1996) and interest is payable monthly. The Company is required to pay a minimum of $30,000 in interest quarterly plus other renewal fees under the Agreement. Borrowings outstanding under the Agreement are collateralized by substantially all of the Company's assets not otherwise encumbered. The financial covenants of the Agreement require the Company to maintain a minimum cash balance. The cash balance requirement at June 30, 1996 and December 31, 1996 was not material. The Agreement expires in April 1998, but is subject to automatic renewal for an additional year at the option of the Company. The Company has classified the $4,259,000 of borrowings under the Agreement as non-current liabilities at December 31, 1996 as management expects to maintain adequate cash collections during fiscal year 1997 to support at least such level of borrowings.

     Equipment acquisition loans bear interest at the bank's prime rate plus 1%. Borrowings are to be repaid over a 36 month period following a six month period of payments for interest only. There were no borrowings under the equipment acquisition loans during fiscal year 1996 or the six months ended December 31, 1996.

     In connection with line of credit agreements, the Company issued warrants in 1995 and 1996 to purchase 9,446 and 9,500 shares, respectively, of the Company's Series E preferred stock with an exercise price of $7.94 per share which expire in January 2000 through April 2001. The Company deemed the fair value of these warrants to be immaterial at the date of issuance.

NOTES PAYABLE TO STOCKHOLDERS

     Notes payable to stockholder at June 30, 1995 and 1996 and December 31, 1996, includes notes due to an officer, director and majority stockholder of the Company. The notes are due on demand and bear interest at the rate of 10%. The amounts due to this majority stockholder were $236,000, $284,000 and $25,000 at June 30, 1995 and 1996 and December 31, 1996, respectively.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

     Note payable to stockholder, non-current at June 30, 1996 and December 31, 1996 includes a $250,000 subordinated note payable, which is payable to a stockholder, assumed in the acquisition of Dimension Solutions, Inc. The note is due in fiscal 1999 and bears interest at the prime rate plus 2.5% per annum (Note 10).

SUBORDINATED NOTES PAYABLE

     On October 20, 1995 and December 12, 1995, the Company issued $1,100,000 and $2,900,000, respectively of subordinated notes payable to investors ("Subordinated Notes"). The Subordinated Notes and interest accrued thereon are due and payable on demand upon the earlier of three years from the date of the notes or, at the option of the Company or the Subordinated Notes holders, within 30 days after the completion of a public offering of the Company's common stock which triggers the automatic conversion of the Company's outstanding preferred stock into common stock. The Subordinated Notes accrue interest at the rate of 8% per annum, and such interest is payable on a quarterly basis.

     In connection with the issuance of the Subordinated Notes, the Company issued warrants to purchase 125,926 shares of the Company's Series E Preferred Stock at $7.94 per share. The warrants, to the extent not previously exercised, shall expire on the earlier of (i) the date the underlying Subordinated Notes are repaid in full, (ii) immediately prior to the completion of a public offering of the Company's common stock which triggers the automatic conversion of the Company's outstanding preferred stock into common stock, or (iii) any sale, consolidation or merger of the Company in which the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. The Company deemed the fair value of warrants to be $200,000, which amount has been recorded as a reduction of the carrying amount of the Subordinated Notes and is being amortized using the effective interest method over the term of the Subordinated Notes.

EQUIPMENT LEASE LINE

     On July 9, 1996, the Company entered into an equipment lease line agreement under which the Company may acquire up to $2,000,000 of equipment through July 1997. In connection with the equipment lease line, the Company issued a warrant to purchase 10,000 shares of the Company's Series E Preferred Stock at an exercise price of $7.94 per share. The warrant is exercisable for five years from the date of the final equipment purchase. The Company deemed the fair value of this warrant to be immaterial at the date of issuance. As of December 31, 1996, the Company had used approximately $1,870,000 of the equipment lease line. Amounts outstanding under the agreement are classified as capital lease obligations in the balance sheet and are secured by the equipment.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

4. LEASE OBLIGATIONS

     The Company leases its facilities and various equipment under non-cancellable operating leases which expire at various dates through 2001. The Company is also obligated under a number of capital equipment leases expiring at various dates through 2001. The future minimum lease payments under capital and operating leases subsequent to December 31, 1996 for capital leases and June 30, 1996 for operating leases are summarized as follows (in thousands):

                                                                      CAPITAL     OPERATING
                                                                      LEASES       LEASES
                                                                      -------     ---------
    1997............................................................  $1,187       $ 1,176
    1998............................................................   1,161         1,208
    1999............................................................   1,066           908
    2000............................................................     355           365
    2001............................................................      --           188
                                                                       -----        ------
    Total minimum lease payments....................................   3,769       $ 3,845
                                                                                    ======
    Less amounts representing interest..............................    (769)
                                                                       -----
    Present value of net minimum capital lease obligations..........   3,000
    Less current portion............................................    (821)
                                                                       -----
                                                                      $2,179
                                                                       =====

     In September 1996, the Company entered into a lease arrangement under which the lessor will build a facility into which the Company will move its corporate headquarters. This operating lease will expire approximately eleven years from completion of the facility and will require the Company to pay a minimum average monthly lease payment of approximately $167,000 over the life of the lease and such lease payments are not included in the above table as the completion date is not known. As part of the build to suit lease agreement, the Company issued a warrant to purchase 22,500 shares of its Series E Preferred Stock at an exercise price of $7.94 per share. The warrant is exercisable for the lesser of eight years from the date of completion or five years from the date of an initial public offering which triggers conversion of Series E Preferred Stock. The Company valued the warrants at $161,000.

     Rent expense was $248,000, $407,000 and $707,000 for fiscal years 1994, 1995 and 1996, and $305,000 and $624,000 for the six months ended December 31, 1995 and 1996, respectively.

5. INCOME TAXES

     As of June 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $9,028,000 and $3,424,000, respectively. As of December 31, 1996, the Company had federal and state net operating loss carryforwards of $11,530,000 and $4,123,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $274,000 and $123,000, respectively as of June 30, 1996, and $385,000 and $168,000, respectively, as of December 31, 1996. The federal net operating loss and federal credit carryforwards will expire at various dates beginning with the fiscal year ending 1999 through 2011, if not utilized. The state net operating loss carryforwards and state credit carryforwards will expire at various dates beginning with the fiscal year ending 1997 through 2011, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                  JUNE 30,
                                                             -------------------     DECEMBER 31,
                                                              1995        1996           1996
                                                             -------     -------     ------------
Deferred tax assets:
  Net operating loss carryforwards.........................  $ 2,539     $ 3,279       $  4,172
  Research and development credit carryforwards............      355         397            553
  Other....................................................       98         162            204
                                                             -------     -------
Gross deferred tax assets..................................    2,992       3,838          4,929
Less valuation allowance...................................   (2,988)     (3,597)        (4,682)
                                                             -------     -------
Deferred tax assets........................................        4         241            247
Deferred tax liabilities:
  Capitalized software development costs...................       (4)       (130)          (154)
  Other....................................................       --        (111)           (93)
                                                             -------     -------
Gross deferred tax liabilities.............................       (4)       (241)          (247)
                                                             -------     -------
Net deferred taxes.........................................  $    --     $    --       $     --
                                                             =======     =======

     A valuation allowance has been established and, accordingly, no benefit has been recognized for the Company's net operating losses and other deferred tax assets. The net valuation allowance increased by $609,000 during the year ended June 30, 1996 and $1,085,000 during the six month period ended December 31, 1996. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and expected near-term future losses. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

6. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     As of June 30, 1996 and December 31, 1996, the Company has authorized 6,000,000 shares of preferred stock, of which 1,500,000 shares have been designated as Series A, B and C shares, 500,000 shares have been designated as Series D and E shares and 500,000 shares are undesignated.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

     Preferred stock consists of the following (dollars in thousands):

                                                              SHARES        LIQUIDATION
                                                            OUTSTANDING     PREFERENCE
                                                            -----------     -----------
        Series
        A:................................................     920,000        $ 3,501
        B.................................................     919,400          3,497
        C.................................................     260,785          1,288
        D.................................................     300,000          1,782
        E.................................................     253,116          2,010
                                                             ---------        -------
             Total........................................   2,653,301        $12,078
                                                             =========        =======

     Holders of the Company's Series A, B, C, D and E preferred stock are entitled to receive non-cumulative dividends in the amount of $.02 per share per annum in preference to holders of the Company's common stock at the discretion of the Board of Directors. No dividends were declared during fiscal years 1994, 1995 and 1996 and during the six months ended December 31, 1996.

     Each holder of preferred stock may, at any time, convert such holder's preferred stock to shares of common stock. Holders of preferred stock generally have the same voting rights as holders of common stock. Preferred stock is initially convertible at the ratio of one share of preferred stock to two shares of common stock, subject to adjustment to prevent dilution in the event that the Company issues additional shares. Additionally, conversion is automatic upon the completion of an underwritten public offering of common stock in which the price per share is not less than $3.50 per share with aggregate gross proceeds to the Company of at least $7,000,000.

     In the event of the liquidation of the Company, holders of Series A, B, C, D and E preferred stock are entitled to receive an amount per share equal to $3.805, $3.804, $4.94, $5.94 and $7.94, respectively, prior and in preference to any distribution of Company assets to holders of common stock, plus all declared and unpaid dividends.

STOCK SPLIT

     In November 1994, the Company's stockholders authorized a two-for-one split of its common stock. All references in the accompanying financial statements to the number of shares of common have been restated to reflect the stock split.

PROPOSED PUBLIC OFFERING OF COMMON STOCK

     On November 15, 1996, the Board of Directors authorized the Company to proceed with an initial public offering of the Company's common stock. If the offering is consummated under the terms presently anticipated, all of the currently outstanding preferred stock will automatically convert into 5,306,602 shares of common stock. Prior to the offering, the Company plans to reincorporate in Delaware and authorize 5,000,000 shares of undesignated preferred stock, increase the number of authorized shares of common stock to 60,000,000 and adopt a par value of $.001 per share for common and preferred shares. In addition, the Company will change its name from ProBusiness, Inc. to ProBusiness Services, Inc. The unaudited pro forma stockholders' equity (deficit) at December 31, 1996 gives effect to the conversion of all outstanding shares of convertible preferred stock into 5,306,602 shares of common stock upon the completion of the Company's initial public offering of shares.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

NOTES RECEIVABLE

     In December 1996 the Company advanced $544,000 in the form of a note receivable from a stockholder, who is also an executive officer, in connection with the exercise of options to purchase common stock. The note is due on December 2000, bears interest at 6.31% and is full recourse.

     In January 1997, the Company advanced $544,000 in the form of a note receivable from a stockholder, who is also an executive officer, in connection with the exercise of options to purchase common stock. The note is due on January 2001, bears interest at 6.10% and is full recourse.

     In January 1997, the Company advanced $250,000 against a note receivable from a stockholder and executive officer. The note is due in January 2001, bears interest at 6.10% and is full recourse.

7. STOCK OPTION AND STOCK PURCHASE PLANS

STOCK OPTION PLANS

     The Company's 1989 Stock Option Plan (the "1989 Plan") provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees, directors and consultants of nonstatutory stock options. At December 31, 1996, 2,987,248 shares of common stock are reserved for the exercise of stock options under the 1989 Plan. Individuals owning more than 10% of the Company's stock are not eligible to participate in the plan unless the option's price is at least 110% of the fair market value of the common stock at the date of grant. Options issued to employees owning less than 10% of the Company's stock may be granted at prices of at least 100% (85% for nonemployees) of the fair market value of the stock at the grant date. Under the terms of the plan, options generally vest at the rate of 25% on the first anniversary of the vesting commencement date as defined by the option agreement and ratably on a monthly basis for the remaining shares thereafter until fully vested at the end of the fourth year. The options expire at the earlier of ten years from date of grant or six months after termination of employment with the Company and are not transferable.

     In 1996, the Company established the 1996 Executive Stock Option Plan ("Executive Plan") which provides for stock options to employees and consultants. Under the Executive Plan, the Board of Directors may grant nonstatutory stock options to employees and consultants and incentive stock options to employees only. At June 30, 1996 and December 31, 1996, 750,000 shares of common stock are reserved for exercise of stock options under the 1996 Plan. The grant of incentive stock option to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must be no less than 110% of the fair market value per share on the date of grant. Fair market value is determined by the Board of Directors. For all other employees the options must be no less than 100% of the fair market value per share on the date of grant. All nonstatutory stock options granted are at a price that is determined by the Board of Directors. The options generally expire ten years from the date of grant and are exercisable as determined by the Board of Directors.

     In November 1996, the Board of Directors approved, effective upon the offering and subject to stockholder approval, an amendment and restatement of the Executive Plan to rename 1996 Executive Stock Option Plan to the 1996 Stock Option Plan (the "1996 Plan") and authorized for issuance under the 1996 Plan a total of 750,000 shares plus any unused or cancelled shares under the 1989 Plan, and an annual increase to be added on each anniversary date of the adoption of the 1996 Plan equal to the lesser of (a) 250,000 shares, (b) 2% of the outstanding shares of common stock on such date or (c) a lesser amount determined by the Board. The 1996 Plan provides for grants to employees (including

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

officers and employee directors) of incentive stock options and for the granting to employees, directors and consultants of nonqualified stock options.

     A summary of the activity under the 1989 and 1996 Plans is set forth below:

                                                       EXERCISE PRICE PER       NUMBER
                                                             SHARE             OF SHARES
                                                       ------------------     -----------
        Outstanding at June 30, 1993.................    $0.190 - $0.297         603,646
          Granted....................................     0.247 -  0.395         293,800
          Exercised..................................     0.190 -  0.297          (2,920)
          Canceled...................................     0.190 -  0.297         (12,080)
                                                             -----------      ----------
        Outstanding at June 30, 1994.................     0.190 -  0.395         882,446
          Granted....................................     0.295 -  0.395         164,436
          Exercised..................................     0.190 -  0.395          (9,808)
          Canceled...................................     0.190 -  0.395         (18,178)
                                                             -----------      ----------
        Outstanding at June 30, 1995.................     0.190 -  0.395       1,018,896
          Granted....................................     0.395 -   4.75       1,459,530
          Exercised..................................     0.190 -  0.435      (1,201,556)
          Canceled...................................     0.190 -  0.395        (634,069)
                                                             -----------      ----------
        Outstanding at June 30, 1996.................     0.190 -   4.75         642,801
          Granted....................................     4.753 -   7.25         189,750
          Exercised..................................     0.190 -   7.25        (225,719)
          Canceled...................................     0.247 -   7.25         (37,915)
                                                             -----------      ----------
        Outstanding at December 31, 1996.............    $0.190 - $ 7.25         568,917
                                                             ===========      ==========

     As of December 31, 1996, options to purchase 138,416 shares of common stock were vested and exercisable at an average exercise price of $0.44 per share, and at December 31, 1996, options to purchase 351,862 shares were available for future grant. Subsequent to December 31, 1996, the Company increased the shares available for future grant under the 1989 Plan by 1,375,766, subject to stockholder approval.

1996 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1996, effective upon the offering and subject to stockholder approval. The Company has reserved a total of 500,000 shares of common stock for issuance under the Purchase Plan, with an annual increase to be added on each anniversary date of the adoption of the Purchase Plan equal to the lesser of (a) 150,000 shares, (b) 1.5% of the outstanding shares on such date or (c) a lesser amount determined by the Board. The price of common stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the common stock on the first or last day of each purchase period. The Purchase Plan will be implemented by an initial offering period of approximately 24 months commencing on the first trading day on or after the effective date of the offering and ending on the last trading day on or before April 30, 1998. Subsequent offering periods will last 24 months and will commence on the first trading day on or after November 1 and May 1 of each year during which the Purchase Plan is in effect, and will terminate on the last trading day in the periods ending 24 months later. Each 24-month offering period will consist of 4 purchase periods of approximately 6 months duration. The Purchase Plan will be administered by the Board of Directors or

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than 5 months in any calendar year.

8. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Tax Deferred Savings Plan (the "Plan"), for the benefit of certain qualified employees. Employees may elect to contribute to the Plan, through payroll deductions of up to 18% of their compensation, subject to certain limitations. The Company, at its discretion, may make additional contributions. The Company did not make any contributions to the Plan in fiscal years 1994, 1995 or 1996 or in the six month period ended December 31, 1996.

9. BALANCE SHEET DETAIL

     Other assets consist of the following (in thousands):

                                                           JUNE 30,
                                                       -----------------     DECEMBER 31,
                                                        1995       1996          1996
                                                       ------     ------     ------------
        Capitalized software development costs,
          net........................................  $  137     $  835        $1,036
        Covenant-not-to-compete......................      --         41            34
        Prepaid royalties............................      --        100           100
        Deferred loan costs..........................      --         --           161
        Restricted cash deposits.....................     325         --            --
        Deposits and other...........................      47        249           377
                                                         ----     ------
                                                       $  509     $1,225        $1,708
                                                         ====     ======

     Accumulated amortization for capitalized software development costs was approximately $0, $172,000 and $330,000 at June 30, 1995 and 1996 and December 31, 1996, respectively.

     Accrued liabilities consist of the following (in thousands):

                                                           JUNE 30,
                                                       -----------------     DECEMBER 31,
                                                        1995       1996          1996
                                                       ------     ------     ------------
        Accrued expenses.............................  $  262     $  737        $1,271
        Accrued tax penalties........................      --         --           488
        Accrued payroll and related expenses.........     100        301           344
        Accrued acquisition costs....................      --        172           124
        Other........................................      84        248           108
                                                         ----     ------
                                                       $  446     $1,458        $2,335
                                                         ====     ======

10. BUSINESS ACQUISITIONS

     On May 23, 1996, the Company acquired substantially all of the business and assets of Dimension Solutions, Inc. The total purchase price of $1,314,000 consisted of the issuance of 40,000 shares of Series E convertible preferred stock with a fair value of $317,000 and the assumption of $997,000 of Dimension Solutions, Inc. liabilities (including acquisition costs).

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

     A summary of the purchase price allocation is as follows (in thousands):

        Current and other assets............................................  $  318
        In-process technology (charged to operations).......................     711
        Developed software..................................................     225
        Covenant-not-to-compete.............................................      60
                                                                              ------
        Total purchase price allocation.....................................  $1,314
                                                                              ======

     On January 1, 1997, the Company acquired all of the outstanding stock of BeneSphere Administrators, Inc. The purchase price consisted of $500,000 in cash, of which $250,000 was paid upon closing and $250,000 is payable on April 30, 1997, warrants to purchase 50,000 shares of common stock at a price of $9.00 per share with an estimated fair value of $160,000 and are exercisable for five years from the date of grant, the assumption of $2,595,000 of BeneSphere's liabilities (including acquisition costs) plus contingent payments based on BeneSphere's revenues in excess of certain base amounts, as defined in the agreement, over the next two calendar years following the acquisition which cannot exceed $4,500,000. The contingent payments are payable in cash in four quarterly payments beginning April 1, 1998 for the calendar year 1997 payment and April 1, 1999 for the calendar year 1998 payment. Interest shall accrue at a rate of 9% per annum on all earned but unpaid balances.

     A summary of the purchase price allocation is as follows (in thousands):

    Current and other assets....................................................  $  673
    Goodwill....................................................................   2,272
    Customer list...............................................................     310
                                                                                  ------
    Total purchase price allocation.............................................  $3,255
                                                                                  ======

     Goodwill arising from the acquisition will be amortized on a straight-line basis over 20 years.

     The following unaudited pro forma information represents the combined results of operations as if the acquisitions of Dimension Solutions and BeneSphere had occurred as of the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of that date or the results which may occur in the future.

                                                         YEAR ENDED       SIX MONTHS ENDED
                                                          JUNE 30,          DECEMBER 31,
                                                            1996                1996
                                                         ----------       ----------------
                                                               (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
    Pro forma net revenues.............................   $ 17,341            $ 11,855
    Pro forma net loss.................................     (2,730)             (3,678)
    Pro forma net loss per share.......................   $  (0.33)           $  (0.44)

     The pro forma results include the historical operations of the Company and the historical operations of the acquired businesses adjusted to reflect the amortization of intangible assets resulting from the acquisitions of $247,000 and $76,000 for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively. The pro forma results do not include salaries and bonuses of $123,000 and $779,000 for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively, paid to executives of BeneSphere which will not be incurred on an ongoing basis. The pro forma results do not include any adjustments for the Company's proposed initial public offering.

                           PROBUSINESS SERVICES, INC.

                        (INFORMATION FOR THE SIX MONTHS
                     ENDED DECEMBER 31, 1995 IS UNAUDITED)

11. SUBSEQUENT EVENTS

PRIVATE FINANCING

     In March 1997, the Company issued 574,733 shares of $.01 par value Series F preferred stock to entities affiliated with General Atlantic Partners LLC at $17.40 per share resulting in gross proceeds of approximately $10 million. Holders of Series F preferred stock are entitled to receive non-cumulative dividends in the amount of $.02 per share per annum in preference to holders of the Company's common stock at the discretion of the Board of Directors. In the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of Series F preferred in an amount equal per share of Series F preferred (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of common stock.

     Each holder of Series F preferred stock, may, at any time, convert such holder's preferred stock to shares of common stock. Holders of Series F preferred stock generally have the same voting rights as holders of common stock. Series F preferred stock is initially convertible at the ratio of one share of preferred stock to two shares of common stock, subject to adjustment to prevent dilution in the event that the Company issues additional shares. Additionally, conversion of Series F preferred stock is automatic upon the completion of an underwritten public offering of common stock in which the price per share is not less than $8.70 per share with aggregate gross proceeds to the Company of at least $10,000,000.

     In the event of liquidation of the Company, holders of Series F preferred stock are entitled to receive an amount per share equal to $17.40 prior and in preference to any distribution of the Company assets to holders of common stock, plus all declared and unpaid dividends.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
BeneSphere Administrators, Inc.

     We have audited the accompanying balance sheet of BeneSphere
Administrators, Inc. as of June 30, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BeneSphere Administrators, Inc. at June 30, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Seattle, Washington
December 20, 1996

                        BENESPHERE ADMINISTRATORS, INC.

                                 BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                                   DECEMBER 31,
                                                                                       1996
                                                                      JUNE 30,     ------------
                                                                        1996
                                                                      --------     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................   $    2        $      5
  Accounts receivable...............................................      116             120
  Prepaid sales commissions.........................................      200             155
  Prepaids and deposits.............................................       22              63
                                                                        -----         -------
Total current assets................................................      340             343
Furniture, equipment, and improvements, at cost less accumulated depreciation of $195 and $254 at June 30, 1996 and December 31,
  1996, respectively................................................      259             330
                                                                        -----         -------
          Total assets..............................................   $  599        $    673
                                                                        =====         =======
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Borrowings under line of credit...................................   $  111        $    188
  Accounts payable..................................................      125             243
  Accrued liabilities...............................................       68             507
  Customer deposits.................................................      724           1,032
  Bonus payable to shareholder......................................       --             275
                                                                        -----         -------
          Total current liabilities.................................    1,028           2,245
Commitments and contingencies
Shareholders' deficit:
  Common stock, no par value:
     50,000 shares authorized; 20,000 and 27,156 shares issued and outstanding at June 30, 1996 and December 31, 1996,
      respectively..................................................       68             332
  Accumulated deficit...............................................     (497)         (1,904)
                                                                        -----         -------
          Total shareholders' deficit...............................     (429)         (1,572)
                                                                        -----         -------
          Total liabilities and shareholders' deficit...............   $  599        $    673
                                                                        =====         =======

See accompanying notes.

                        BENESPHERE ADMINISTRATORS, INC.

                            STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                                              SIX MONTHS ENDED
                                                              YEAR ENDED        DECEMBER 31,
                                                               JUNE 30,      ------------------
                                                                 1996         1995       1996
                                                              ----------     ------     -------
                                                                                (UNAUDITED)
Revenues....................................................    $2,424       $1,046     $ 1,656
Costs and expenses:
  Operating costs...........................................       873          364         882
  Selling, general, and administrative......................     1,614          776       2,170
                                                                ------       ------      ------
Total costs and expenses....................................     2,487        1,140       3,052
                                                                ------       ------      ------
Loss from operations........................................       (63)         (94)     (1,396)
Other expense, net..........................................         8            3          11
                                                                ------       ------      ------
Net loss....................................................    $  (71)      $  (97)    $(1,407)
                                                                ======       ======      ======
Net loss per common share...................................    $(3.55)      $(4.85)    $(70.21)
                                                                ======       ======      ======
Number of shares used in calculation of net loss per common
  share.....................................................    20,000       20,000      20,039
                                                                ======       ======      ======

See accompanying notes.

                        BENESPHERE ADMINISTRATORS, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                      (In thousands, except share amounts)

                                                      COMMON STOCK
                                                   ------------------     ACCUMULATED
                                                   SHARES     CAPITAL       DEFICIT        TOTAL
                                                   ------     -------     -----------     -------
Balances at June 30, 1995........................  20,000      $  68        $  (375)      $  (307)
  Distributions paid to shareholders.............      --         --            (51)          (51)
  Net loss.......................................      --         --            (71)          (71)
                                                   ------       ----        -------       -------
Balances at June 30, 1996........................  20,000         68           (497)         (429)
  Issuance of common stock to shareholder in lieu
     of cash compensation (unaudited)............   7,156        264             --           264
  Net loss (unaudited)...........................      --         --         (1,407)       (1,407)
                                                   ------       ----        -------       -------
Balances at December 31, 1996 (unaudited)........  27,156      $ 332        $(1,904)      $(1,572)
                                                   ======       ====        =======       =======

See accompanying notes.

                        BENESPHERE ADMINISTRATORS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                              SIX MONTHS ENDED
                                                               YEAR ENDED       DECEMBER 31,
                                                                JUNE 30,      -----------------
                                                                  1996        1995       1996
                                                               ----------     -----     -------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................................................    $  (71)      $ (97)    $(1,407)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Noncash items:
     Depreciation and amortization...........................        90          44          59
     Loss on disposal of furniture and equipment.............         8          --          --
     Issuance of common stock to shareholder in lieu of cash
       compensation..........................................        --          --         264
  Changes in operating assets and liabilities:
     Accounts receivable.....................................       (86)        (21)         (4)
     Prepaid sales commissions...............................       (98)       (147)         45
     Prepaids and deposits...................................       (11)         (2)        (41)
     Accounts payable........................................        90           9         118
     Accrued liabilities.....................................       (96)        (44)        439
     Customer deposits.......................................       348         454         308
     Bonus payable to shareholder............................        --          --         275
                                                                  -----       -----       -----
Net cash provided by operating activities....................       174         196          56
INVESTING ACTIVITY -- purchases of furniture and equipment...      (234)       (100)       (130)
FINANCING ACTIVITIES
Proceeds from line of credit borrowings......................       439          60         651
Repayments of line of credit borrowings......................      (339)        (71)       (574)
Distributions paid to shareholders...........................       (51)         --          --
                                                                  -----       -----       -----
Net cash provided by (used in) financing activities..........        49         (11)         77
                                                                  -----       -----       -----
Net (decrease) increase in cash and cash equivalents.........       (11)         85           3
Cash and cash equivalents, beginning of period...............        13          13           2
                                                                  -----       -----       -----
Cash and cash equivalents, end of period.....................    $    2       $  98     $     5
                                                                  =====       =====       =====
Supplemental disclosure of cash flow information:
  Interest paid on line of credit borrowings.................    $    3       $  --     $    11
                                                                  =====       =====       =====

See accompanying notes.

                        BENESPHERE ADMINISTRATORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1996

          (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE SIX-MONTHS
                 ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. REPORTING ENTITY

     BeneSphere Administrators, Inc. is the successor corporation to A-Plus Administrators, Inc. d.b.a. Benefits-Plus Administrators (APA), a Washington Corporation, and Baransky Reppond, Inc. d.b.a. Benefits-Plus Administrators
(BRI), a California Corporation. In December 1995, BRI was merged into APA (see
Note 3). Subsequent to June 30, 1996, APA's name was changed to BeneSphere Administrators, Inc. (BAI).

     BAI provides benefits administration services which include flexible benefits enrollment and processing, COBRA administration, and consolidated billing and eligibility tracking and premium payment services for small and medium-sized companies located in the Pacific Northwest and northern California.

2. SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED FINANCIAL INFORMATION

     The financial statements as of December 31, 1996 and for the six-months ended December 31, 1996 and 1995 are unaudited. The unaudited financial statements include all normal recurring adjustments which BAI's management considers necessary for a fair presentation. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results that may be expected for any future periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates include provisions for doubtful accounts and estimates of accrued liabilities to be paid. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents.

FURNITURE, EQUIPMENT, AND IMPROVEMENTS

     Furniture, equipment, and improvements are recorded at cost. Depreciation is computed utilizing accelerated depreciation methods over the estimated useful lives of the assets, which range from five to seven years.

CUSTOMER DEPOSITS AND PREPAID SALES COMMISSIONS

     Customer deposits for set-up and administrative services and related revenues are deferred and amortized ratably on a monthly basis over a period that does not exceed the initial term of the contract. Sales commissions associated with set-up and administrative services are prepaid and recognized ratably on a monthly basis over the same contract period.

                        BENESPHERE ADMINISTRATORS, INC.

FINANCIAL INSTRUMENTS

     BAI's financial instruments consist of cash and cash equivalents, accounts receivable and payable, and short-term borrowings. The fair values of these instruments approximate their recorded values.

CONCENTRATIONS OF CREDIT RISK

     BAI's cash balances are maintained in checking accounts with one financial institution and, as such, are subject to federal deposit insurance limitations.

     Credit evaluations of BAI's customers are performed as necessary, and BAI does not require collateral from its customers. No individual customer or industry comprises a significant concentration of business for BAI.

PER SHARE DATA

     Net loss per common share is computed based on the weighted average number of common shares outstanding during the period.

3. BUSINESS COMBINATIONS

     APA and BRI were members of a controlled group of corporations. Effective December 31, 1995, BRI was merged into APA through the issuance of 10,000 shares of APA's common stock for all of BRI's outstanding common stock. The merger has been accounted for in a manner similar to pooling of interests and, accordingly, the accompanying financial statements include the accounts of BRI on a historical cost basis and its operations for all periods prior to the merger. Details of the results of operations of the previously separate companies for the six-month period ended December 31, 1995 follow:

                                                         REVENUES     NET LOSS
                                                         --------     --------
                                                         (IN THOUSANDS)
                APA....................................  3$35....       $(72)
                BRI....................................      711         (25)
                                                          ------        ----
                Combined...............................   $1,046        $(97)
                                                          ======        ====

     The shareholders believe that the merger of BRI and APA was a tax-free transaction. However, should the Internal Revenue Service successfully challenge BAI on this matter, BAI's shareholders have agreed to reimburse BAI and its successors for any required tax payments. As a result, no amounts have been accrued in the accompanying financial statements related to the potential payment and reimbursement of taxes from the merger.

     Under a stock acquisition agreement (the Agreement), BAI's shareholders agreed to sell all of their outstanding common stock shares to ProBusiness Services, Inc. (PBI) for cash and additional future consideration as of January 1, 1997. Since the acquisition occurred subsequent to December 31, 1996, no adjustments to recorded amounts have been included in the historical balance sheet or results of operations. PBI, a privately held California corporation which provides payroll processing services, has committed to fund the operations of BAI through at least January 1, 1998.

4. LINE OF CREDIT

     BAI has a line of credit with a bank on which it could borrow up to a maximum of $275,000 at June 30, 1996 (increased to $425,000 in October 1996). Outstanding borrowings on the line of credit bear interest at the bank's prime rate plus 1%, (9.25% at June 30, 1996), are collateralized by

                        BENESPHERE ADMINISTRATORS, INC.

substantially all assets of BAI, and are guaranteed by certain shareholders. Interest on the outstanding borrowings is payable monthly. All outstanding principal borrowings are due upon demand or, if no demand is made, on January 31, 1997. The line of credit agreement also provides, among other matters, restrictions on additional financing, mergers, and acquisitions.

5. INCOME TAXES

     BRI was a C Corporation under the Internal Revenue Code (IRC) and was, therefore, subject to corporate income tax. Amounts related to income taxes payable and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes prior to and at the date of merger were immaterial.

     APA, with the consent of its shareholders, elected to be taxed as an S Corporation under the IRC. As a result, BAI, as APA's successor, is generally not subject to corporate income tax, and the shareholders separately report their respective pro rata shares of BAI's income, deductions, losses, and credits on their personal income tax returns. It is BAI's practice to accrue and pay cash distributions to shareholders in amounts sufficient for them to meet their personal income tax obligations resulting from the S Corporation status. Retained earnings (accumulated deficit) are charged at the time the estimated distributions are accrued.

6. RELATED-PARTY TRANSACTIONS

     BAI is charged and allocated certain administrative and overhead costs incurred and paid by various controlled group members on BAI's behalf. These costs totaled $206,000 for the year ended June 30, 1996, and $62,000 and $177,000 for the six months ended December 31, 1995 and 1996, respectively, and are included in selling, general, and administrative expenses.

     Effective December 31, 1996, BAI issued 7,156 shares of common stock to an existing shareholder for past services rendered. A value of $264,000 was assigned to the common stock by BAI, which was derived by an independent third party utilizing a discounted cash flows analysis, less a marketability discount. Payroll withholding taxes in the amount of $240,000 have been accrued by BAI at December 31, 1996 and will be paid by BAI on behalf of the shareholder. BAI also agreed to pay a one-time $275,000 cash bonus to the shareholder. Compensation expense in the amount of $779,000 was recorded in selling, general, and administrative expenses for the six months ended December 31, 1996 related to the stock and bonus transactions.

7. 401(K) PLAN

     BAI participates in a 401(k) plan sponsored by a controlled group member. The plan is available to all employees meeting certain eligibility requirements. Contributions by BAI are based on a matching formula as defined in the plan. Contribution expense related to the plan totaled $4,000 for the year ended June 30, 1996.

                        BENESPHERE ADMINISTRATORS, INC.

8. LEASE COMMITMENTS

     BAI leases office space under noncancelable operating leases which contain rent escalation clauses and renewal options. In addition to base rent, BAI is required to pay a pro rata portion of the building's monthly taxes and operating costs as additional rent. Future minimum base lease payments under noncancelable operating leases at June 30, 1996 are as follows:

                                YEARS ENDING
                                   JUNE 30                 (IN THOUSANDS)
                    -------------------------------------
                    1997.................................       $115
                    1998.................................        115
                    1999.................................         87
                    2000.................................         88
                    2001.................................        100
                    Thereafter...........................        194
                                                                ----
                                                                $699
                                                                ====

     Rent expense totaled $97,000 for the year ended June 30, 1996, and $41,000 and $55,000 for the six months ended December 31, 1995 and 1996, respectively.

9. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following:

                                                              JUNE 30,     DECEMBER 31,
                                                                1996           1996
                                                              --------     ------------
                                                                   (IN THOUSANDS)
        Accrued taxes payable on shareholder stock
          compensation......................................    $ --           $240
        Other accrued liabilities...........................      68            267
                                                                 ---           ----
                                                                $ 68           $507
                                                                 ===           ====

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Dimension Solutions, Inc.

     We have audited the accompanying balance sheet of Dimension Solutions, Inc. as of April 30, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dimension Solutions, Inc. at April 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Walnut Creek, California
November 20, 1996

                           DIMENSION SOLUTIONS, INC.

                                 BALANCE SHEET

                                 APRIL 30, 1996
                      (In thousands, except share amounts)

ASSETS
Current assets:
  Cash...............................................................................  $   4
  Accounts receivable................................................................     99
  Prepaid expenses...................................................................      3
                                                                                       -----
Total current assets.................................................................    106
Equipment, furniture and fixtures (less accumulated depreciation of $50).............     69
Other assets.........................................................................      5
                                                                                       -----
          Total assets...............................................................  $ 180
                                                                                       =====
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...................................................................  $  59
  Accrued expenses...................................................................     88
  Customer deposits..................................................................    320
  Note payable to shareholder........................................................     25
                                                                                       -----
          Total current liabilities..................................................    492
Note payable to shareholder..........................................................    250
Commitments
Shareholders' equity:
  Common stock, no par value, authorized: 100,000 shares; issued and outstanding:
     10,000 shares...................................................................     30
  Accumulated deficit................................................................   (592)
                                                                                       -----
          Total shareholders' deficit................................................   (562)
                                                                                       -----
          Total liabilities and shareholders' deficit................................  $ 180
                                                                                       =====

See accompanying notes.

                           DIMENSION SOLUTIONS, INC.

                            STATEMENT OF OPERATIONS

                           YEAR ENDED APRIL 30, 1996
               (In thousands, except share and per share amounts)

Revenues...........................................................................  $ 1,054
Cost of revenues...................................................................      492
                                                                                     -------
Gross profit.......................................................................      562
Operating expenses
  Research and development.........................................................      225
  Selling, general and administrative expenses.....................................      458
                                                                                     -------
Total operating expenses...........................................................      683
                                                                                     -------
Loss from operations...............................................................     (121)
Interest expense, net..............................................................       28
                                                                                     -------
Net loss...........................................................................  $  (149)
                                                                                     =======
Net loss per share.................................................................  $(14.90)
                                                                                     =======
Number of shares used in calculation of the net loss per share.....................   10,000
                                                                                     =======

See accompanying notes.

                           DIMENSION SOLUTIONS, INC.

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                           YEAR ENDED APRIL 30, 1996
                      (In thousands, except share amounts)

                                                     COMMON STOCK                         TOTAL
                                                   -----------------   ACCUMULATED    SHAREHOLDERS'
                                                   SHARES    AMOUNT      DEFICIT         DEFICIT
                                                   -------   -------   ------------   --------------
Balances, April 30, 1995.........................  10,000      $30        $ (443)         $ (413)
  Net loss.......................................      --       --          (149)           (149)
                                                   ------      ---       -------           -----
Balances, April 30, 1996.........................  10,000      $30        $ (592)         $ (562)
                                                   ======      ===       =======           =====

See accompanying notes.

                           DIMENSION SOLUTIONS, INC.

                            STATEMENT OF CASH FLOWS

                           YEAR ENDED APRIL 30, 1996
                                 (In thousands)

OPERATING ACTIVITIES
Net loss.............................................................................  $(149)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation.......................................................................     25
  Changes in operating assets and liabilities:
     Accounts receivable.............................................................     12
     Prepaid expenses................................................................     (3)
     Other assets....................................................................      1
     Accounts payable................................................................    (23)
     Accrued expenses................................................................      2
     Customer deposits...............................................................   (133)
                                                                                       -----
Net cash used in operating activities................................................   (268)
INVESTING ACTIVITIES
Additions to equipment, furniture and fixtures.......................................    (32)
                                                                                       -----
Net cash used in investing activities................................................    (32)
FINANCING ACTIVITIES
Borrowings under line of credit agreement............................................    185
Proceeds from note payable to shareholder............................................     25
                                                                                       -----
Net cash provided by financing activities............................................    210
                                                                                       -----
Net change in cash and cash equivalents..............................................    (90)
Cash, beginning of year..............................................................     94
                                                                                       -----
Cash, end of year....................................................................  $   4
                                                                                       =====
Supplemental disclosure of cash flow information:
  Cash paid for interest.............................................................  $  25
                                                                                       =====
Supplemental disclosure of noncash financing activities:
  Obligation under line-of-credit agreement exchanged for note payable to a shareholder.....................................................................  $ 250
                                                                                       =====

See accompanying notes.

                           DIMENSION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 APRIL 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     Dimension Solutions, Inc. (the "Company") is a California corporation which sells personal computer-based human resource management software and maintenance support to small to medium sized employers throughout the United States.

     On May 23, 1996, substantially all of the Company's business and assets were acquired by ProBusiness, Inc. (the "Purchaser" or "ProBusiness"). No adjustments to recorded amounts of assets or liabilities resulting from the acquisition have been included in the accompanying financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during any reported period. Actual results could differ from these estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the double declining balance method over the estimated useful lives of the assets which range from three to seven years.

REVENUE RECOGNITION AND DEFERRED IMPLEMENTATION COSTS

     The Company recognizes revenue from the sale of human resource management software when a noncancellable license agreement has been signed, the product has shipped and all significant contractual obligations have been satisfied. The Company's revenue recognition policy is in compliance with the provisions of the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition."

     Human resource software maintenance revenue is billed annually, in advance. Customer deposits for software maintenance are deferred and recognized ratably over the term of the maintenance agreement.

INCOME TAXES

     The Company accounts for its income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PER SHARE DATA

     Net loss per common share is computed based on the weighted average number of common shares outstanding during the year.

2. NOTES PAYABLE TO SHAREHOLDER

     On October 15, 1995, the Company received $25,000 in cash in exchange for a note payable to a shareholder which is due on January 31, 1997. Interest is payable monthly at a rate equal to the lesser

                           DIMENSION SOLUTIONS, INC.

of the prime rate plus 2 1/2 percent or the maximum allowable rate under California law. The entire principal amount is payable on the due date.

     During the year ended April 30, 1996, the Company had a balance of $250,000 outstanding under a line of credit agreement. This liability was assumed by a shareholder of the Company. In exchange, the Company signed a note payable with the shareholder for $250,000. Interest on the note is payable by the Company from time to time at a rate equal to the lesser of prime plus 2 1/2 percent or the maximum allowed rate based on California law. The total outstanding principal is due on the earlier of the closing of an initial public offering by ProBusiness or December 31, 1999.

3. LEASE OBLIGATIONS

     The Company leases its facilities and various equipment under noncancellable operating leases which expire at various dates through September 1999. The future minimum lease payments under operating leases subsequent to April 30, 1996 are summarized as follows:

                            YEAR ENDING APRIL 30,              (IN THOUSANDS)
                ---------------------------------------------  --------------
                1997.........................................       $ 60
                1998.........................................         57
                1999.........................................         57
                2000.........................................         24
                                                                    ----
                Total minimum lease payments.................       $198
                                                                    ====

     Rent expense for the year ended April 30, 1996 was $67,000.

4. INCOME TAXES

     Effective June 16, 1994, the Company's stockholders elected to have the Company taxed as an S Corporation for federal and state income tax purposes, whereby taxable income is allocated to the individual stockholders. The Company is subject to a state franchise tax of 1.5% of taxable income.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109"). Under Statement No. 109, the liability method is used to account for income taxes. Temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are immaterial.

5. SHAREHOLDERS' EQUITY

     The Company was originally capitalized on June 16, 1994 with $30,000 in consideration paid by investors who received a total of 10,000 shares of common stock. No additional capital transactions occurred through April 30, 1996.

6. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Tax Deferred Savings Plan (the "Plan"), for the benefit of certain qualified employees. Employees may elect to contribute to the Plan, through payroll deductions subject to certain limitations. The Company may make contributions in accordance with the Plan. The Company did not make any contributions to the Plan in 1996.

              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The selected unaudited pro forma condensed consolidated financial information for the Company set forth below gives effect to the acquisition of certain assets and liabilities of Dimension Solutions, Inc. (Dimension) and the acquisition of BeneSphere Adminstrators, Inc. (BeneSphere). The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company, Dimension and BeneSphere and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed consolidated statements of operations data for the year ended June 30, 1996 and the six months ended December 31, 1996 set forth below give effect to the acquisitions as if they occurred on July 1, 1995. The selected unaudited pro forma condensed consolidated balance sheet as of December 31, 1996 set forth below gives effect to the acquisition of BeneSphere as if it occurred on December 31, 1996. The selected unaudited pro forma condensed consolidated financial information set forth below reflects certain adjustments, including, among others, adjustments to reflect the amortization of the excess purchase prices and the elimination of certain non-recurring expenses. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements -- the Company, Dimension Solutions, Inc. and BeneSphere Administrators, Inc." The selected unaudited pro forma condensed consolidated financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Dimension and BeneSphere acquisitions and related transactions had in fact occurred on such dates or to project the future consolidated results of operations or financial condition of the Company.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                  OPERATIONS FOR THE YEAR ENDED JUNE 30, 1996
                    (In thousands, except per share amounts)

                                      COMPANY       DIMENSION     BENESPHERE               (2)(3)     PRO FORMA
                                      FOR THE        FOR THE       FOR THE                PRO FORMA    FOR THE
                                    YEAR ENDED     YEAR ENDED     YEAR ENDED              BUSINESS    YEAR ENDED
                                     JUNE 30,       APRIL 30,      JUNE 30,              COMBINATION   JUNE 30,
                                      1996(1)         1996           1996      COMBINED  ADJUSTMENTS     1996
                                   -------------  -------------  ------------  --------  -----------  ----------
Revenue...........................    $13,863        $ 1,054        $2,424     $17,341      $  --      $ 17,341
Operating expenses:
  Cost of providing services......      6,435            492           873       7,800         75         7,875
  General and administrative
     expenses.....................      2,054            458           591       3,103         49         3,152
  Research and development
     expenses.....................      1,257            225            --       1,482         --         1,482
  Client acquisition costs........      5,388             --         1,023       6,411         --         6,411
  Acquisition of in-process
     technology...................        711             --            --         711         --           711
                                      -------         ------        ------     -------      -----     ----------
     Total operating expenses.....     15,845          1,175         2,487      19,507        124        19,631
                                      -------         ------        ------     -------      -----     ----------
Loss from operations..............     (1,982)          (121)          (63)     (2,166)      (124)       (2,290)
Interest expense, net.............        404             28             8         440                      440
                                      -------         ------        ------     -------      -----     ----------
Net loss..........................    $(2,386)       $  (149)       $  (71)    $(2,606)     $(124)     $ (2,730)
                                      =======         ======        ======     =======      =====     ==========
Pro forma net loss per common
  share(5)........................                                                                     $  (0.33)
                                                                                                      ==========
Number of shares used to compute
  pro forma net loss per common
  share(6)........................                                                                        8,212
                                                                                                      ==========

See accompanying notes.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
             OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                    (In thousands, except per share amounts)

                                                                             (2)(3)
                                   COMPANY       BENESPHERE                 PRO FORMA      PRO FORMA
                                 FOR THE SIX     FOR THE SIX                BUSINESS      FOR THE SIX
                                MONTHS ENDED    MONTHS ENDED               COMBINATION   MONTHS ENDED
                                DEC. 31, 1996   DEC. 31, 1996   COMBINED   ADJUSTMENTS   DEC. 31, 1996
                                -------------   -------------   --------   -----------   -------------
Revenue.......................     $10,199      1,6$56.....     $11,855       $  --         $11,855
Operating expenses:
  Cost of providing
     services.................       5,238             882        6,120          --           6,120
  General and administrative
     expenses.................       1,491           1,362        2,853        (703)          2,150
  Research and development
     expenses.................       1,308              --        1,308          --           1,308
  Client acquisition costs....       4,628             808        5,436          --           5,436
                                   -------         -------      -------       -----      ----------
     Total operating
       expenses...............      12,665           3,052       15,717        (703)         15,014
                                   -------         -------      -------       -----      ----------
Loss from operations..........      (2,466)         (1,396)      (3,862)        703          (3,159)
Interest expense, net.........         508              11          519          --             519
                                   -------         -------      -------       -----      ----------
Net loss......................     $(2,974)        $(1,407)     $(4,381)      $ 703         $(3,678)
                                   =======         =======      =======       =====      ==========
Pro forma net loss per common
  share(5)....................                                                              $ (0.44)
                                                                                         ==========
Number of shares used to
  compute pro forma net loss
  per common share(6).........                                                                8,294
                                                                                         ==========

See accompanying notes.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (In thousands)

                                                                               (4)
                                                                            PRO FORMA
                                   COMPANY       BENESPHERE                 BUSINESS       PRO FORMA
                                    AS OF           AS OF                  COMBINATION       AS OF
                                DEC. 31, 1996   DEC. 31, 1996   COMBINED   ADJUSTMENTS   DEC. 31, 1996
                                -------------   -------------   --------   -----------   -------------
ASSETS
Current assets................    $   4,263        $   343      $ 4,606      $    --       $   4,606
Equipment, furniture and
  fixtures, net...............        5,933            330        6,263           --           6,263
Other assets..................        1,708             --        1,708           --           1,708
Customer lists................           --             --           --          310             310
Goodwill......................           --             --           --        2,272           2,272
                                   --------        -------      --------      ------        --------
Total assets..................  11$,904.....       $   673      $12,577    2,$582....      $  15,159
                                   ========        =======      ========      ======        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities...........    $   4,231        $ 2,245      $ 6,476      $   350       $   6,826
Current-related party
  payable.....................           --             --           --          500             500
Long-term debt, less current
  portion.....................  8,380......             --        8,380           --           8,380
Capital lease obligations,
  less current portion........        2,179             --        2,179           --           2,179
Stockholders' equity
  (deficit):
  Preferred stock.............           27             --           27           --              27
  Common stock................           14            332          346         (332)             14
  Additional paid-in
     capital..................       13,298             --       13,298          160          13,458
  Accumulated deficit.........      (15,681)        (1,904)     (17,585)       1,904         (15,681)
  Stockholder's note..........         (544)            --         (544)          --            (544)
                                   --------        -------      --------      ------        --------
Total stockholders' equity
  (deficit)...................       (2,886)        (1,572)      (4,458)       1,732          (2,726)
                                   --------        -------      --------      ------        --------
Total liabilities and
  stockholders' equity
  (deficit)...................    $  11,904        $   673      $12,577      $ 2,582       $  15,159
                                   ========        =======      ========      ======        ========

See accompanying notes.

              NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     Pro forma and offering adjustments for the unaudited pro forma condensed consolidated balance sheet as of December 31, 1996 and statements of operations for the six months ended December 31, 1996 and for the year ended June 30, 1996, are as follows:

     (1) The operating results for the Company for the year ended June 30, 1996 include 38 days of operations for Dimension which are immaterial and, therefore, are not adjusted in the pro forma results of operations for the year ended June 30, 1996.

     (2) Reflects the amortization of the cost over the fair value of net assets acquired for the Dimension and BeneSphere acquisitions as follows:

                                                           COST OVER
                                                        THE FAIR VALUE
                                                            OF NET          AMORTIZATION
                                                        ASSETS ACQUIRED        PERIOD
                                                        ---------------     ------------
                                                        (IN THOUSANDS)
        Dimension:
          In-process technology.......................      $   711               N/A
          Covenants not-to-compete....................           60             3 yrs
          Software....................................          225             3 yrs
        BeneSphere:
          Goodwill....................................        2,272            20 yrs
          Customer list...............................          310             8 yrs

     (3) Selling, general and administrative expenses have been reduced by $123,000 to eliminate salaries paid to executives of BeneSphere during the period ended June 30, 1996, and $504,000 and $275,000 in stock and cash bonuses, respectively, paid to the president of BeneSphere during the six months ended December 31, 1996, which will not be incurred on an ongoing basis as the salaries have been negotiated for future periods.

     (4) To reflect the purchase of all of the outstanding stock of BeneSphere Administrators, Inc. for a total purchase price of $3,255,000. The purchase price consisted of a $250,000 cash payment, a $250,000 short-term note payable, the assumption of BeneSphere's net liabilities (including acquisition costs) and the value of $160,000 assigned to warrants issued in connection with the acquisition.

     (5) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding. Such pro forma net loss reflects the impact of the adjustments above.

     (6) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding plus common equivalent shares from convertible preferred stock, that will be converted upon the closing of the Company's proposed initial public offering (using the if-converted method), have been included in the computation whether dilutive or anti-dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at proceeds below the assumed public offering price for the twelve-month period prior to the offering have been included in the computation as if they were outstanding for all periods presented (using the treasury stock method at the estimated initial public offering price) whether dilutive or anti-dilutive.

     Historical net loss per share has not been presented for any periods due to certain material non-recurring charges, which occurred in various periods, and pro forma adjustments which adjust acquired subsidiaries operations to more appropriately reflect ongoing operations. Thus, management considers that historical net loss per share is not indicative of the ongoing entity and has not presented such information.

                                      LOGO

                      APPENDIX -- DESCRIPTION OF GRAPHICS

        COVER:

        The Front Cover of the Prospectus includes the ProBusiness logo at the top of the page.

        Description of LOGO: The ProBusiness logo consists of the word "ProBusiness," all in black letters and all in lower case letters except the "P" and the "B," with a red triangle to the left of a triangular space in the side of the "P."

        INSIDE FRONT COVER:

        The Inside Front Cover of the Prospectus includes the headers in italics "Client Service", "Technology," "Expertise" and "Comprehensive Solutions," each on a separate line and indented a space from the preceding header. Below the headers is an arrow pointing to the ProBusiness logo at the bottom right side of the page. The background photo behind the text depicts ProBusiness service personnel assisting a client.

        At the bottom of the page is the following:

        "CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'"

        GATEFOLD:

        The Gatefold consists of three horizontal tiers, the top and the middle containing text and photographs and the bottom containing text related to the text and photographs in the middle tier. The top tier consists of captions accompanying the following: the ProBusiness logo, a rectangular collage of photographs and a rectangle containing client logos. In the background of the top tier is a photograph of ProBusiness service personnel assisting a client. The middle tier consists of the words "Business Partnership" at the far left in italics, then three equal-size rectangular photographs and, at the far right, a collage of four overlapping rectangular photographs. The middle tier photographs are connected by downward arrows to corresponding captions, which are in the bottom tier of the gatefold.

        Description #1: Description of the left section of the upper tier of the gatefold: The ProBusiness logo with text below it stating, "ProBusiness is a leading provider of outsourced payroll processing, payroll tax filing and benefits administration services to large employers."

        Description #2: Description of the center section of the upper tier of the gatefold: A collage of photographs depicting various documents and items related to the services provided by ProBusiness.

        Caption: "ProBusiness focuses on providing high quality and cost-effective employee administrative services to large employers." This caption appears above the collage in Description #2.

        Description #3: Description of the right section of the upper tier of the gatefold: A rectangle containing the logos of the following eight companies: CCH Incorporated, Sunglass Hut

International, Inc., Fujitsu, Ltd., Informix Corporation, Advanced Micro Devices, Inc., 3Com Corporation, AST Research, Inc., and AllAmerica.

        Caption: "ProBusiness's clients include many large employers in diverse industries." This caption appears below the rectangle containing the clients' logos in Description #3.

        Description #4: Description of the left section of the middle tier of the gatefold: "Business Partnership."

        Caption: "ProBusiness differentiates itself from its competitors by establishing a business partnership with each client. The Company develops relationships with each client by assessing payroll processing needs, reengineering and designing payroll systems and processes and implementing a cost-effective solution. The Company maintains an ongoing relationship by providing proactive account management and technical support." This caption appears below the text described in Description #4.

        Description #5: Description of the left center section of the middle tier of the gatefold: A rectangular photograph of an account manager of ProBusiness assisting a client.

        Caption: "Client Service - Delivering high quality, responsive and professional client service is a key competitive advantage of the Company.
Each client works with a personal account manager who serves as the client's day-to-day contact and is responsible for meeting the client's needs. The Company believes that its low client-to-account manager ratio is a key factor in enabling the Company to achieve a high payroll client retention rate." This caption appears below the photograph in Description #5.

        Description #6: Description of the center section of the middle tier of the gatefold: A rectangular photograph of two employees of the Company using personal computers in the Company's production facility.

        Caption: "Technology - ProBusiness's PC-based, distributed architecture is reliable, flexible and scalable. This technology enables the Company to provide high levels of client service and customized solutions for each client that can be easily upgraded and integrated with the client's other systems." This caption appears below the photograph in Description #6.

        Description #7: Description of the right center section of the middle tier of the gatefold: A rectangular photograph of a ProBusiness specialist diagramming a client's payroll system on a white board.

        Caption: "Expertise - ProBusiness delivers technical expertise through specialists in design, process, implementation and systems integration.
The Company delivers functional and regulatory expertise in payroll, payroll tax and employee benefits." This caption appears below the photograph in Description #7.

        Description #8: Description of the right section of the middle tier of the gatefold: Rectangular photographs of documents and a computer screen, all of which relate to the service offerings provided by ProBusiness.

        Caption: "Comprehensive Solutions - ProBusiness provides employers with a broad range of employee administrative services: payroll processing; payroll tax filing, human resources software and employee benefits administration, including flexible benefits enrollment and processing and COBRA administration." This caption appears below the photograph in Description 8.

        BACK COVER:

        The Back Cover of the Prospectus includes the ProBusiness logo in the center of the page.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                              AMOUNT
                                                                            TO BE PAID
                                                                            ----------
        Registration fee..................................................   $   8,364
        NASD filing fee...................................................       3,260
        Printing expenses.................................................     165,000
        Legal fees and expenses...........................................     300,000
        Accounting fees and expenses......................................     400,000
        Blue sky fees and expenses........................................       5,000
        Transfer agent and registrar fees and expenses....................      15,000
        Nasdaq National Market application and listing fees...............      43,394
        Miscellaneous.....................................................       9,982
                                                                               -------
                  Total...................................................   $ 950,000
                                                                               =======

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Article Ninth of the Amended and Restated Certificate of Incorporation of the Company, and to Article Ninth of the form of the Amended and Restated Certificate of Incorporation to be effective upon the completion of this offering filed herewith as Exhibits 3.1 and 3.2; Article VI of the By laws of the Company, filed herewith as Exhibit 3.3; Section 145 of the Delaware General Corporation Law; and the form of indemnification agreement filed herewith as Exhibit 10.11 which, among other things, and subject to certain conditions, authorize the Company to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

     Section 8 of the form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Company and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act"), the Exchange Act of 1934, as amended or otherwise.

     The Company intends to obtain directors and officers insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since February 1994, the Company has sold unregistered securities in the amounts, on the dates and for the aggregate amounts of consideration set forth below. The shares of Preferred Stock issued or issuable are convertible into shares of Common Stock at the rate of 2 shares of Common Stock for each share of Series E Preferred Stock.

     (a) In September 1994, the Company issued 197,468 shares of Series E Preferred Stock to 53 purchasers at $7.94 per share for an aggregate purchase price of $1,567,896.

     (b) In October 1994, the Company issued an additional 15,648 shares of Series E Preferred Stock to 4 purchasers at $7.94 per share for an aggregate purchase price of $124,245.

     (c) In January 1995, the Company issued a warrant to purchase 9,446 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to Silicon Valley Bank in connection with a line of credit.

     (d) In October 1995, the Company issued warrants to purchase 34,630 shares of Series E Preferred Stock of the Company at an exercise price of $7.94 per share to 9 stockholders under a loan agreement whereby the Company issued promissory notes to such stockholders with an aggregate principal amount of $1,100,000.

     (e) In December 1995, the Company issued warrants to purchase 91,296 shares of Series E Preferred Stock of the Company at an exercise price of $7.94 per share to 37 stockholders under a loan agreement whereby the Company issued promissory notes to such stockholders with an aggregate principal amount of $2,900,000.

     (f) In April 1996, the Company issued a warrant to purchase 9,500 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to Coast Business Credit ("Coast") in connection with a line of credit.

     (g) In May 1996, in connection with its acquisition of Dimension Solutions, Inc. ("Dimension Solutions") the Company issued 40,000 shares of Series E Preferred Stock to Dimension Solutions.

     (h) In July 1996, the Company issued a warrant to purchase 10,000 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to LINC Capital Management in connection with an equipment lease.

     (i) In October 1996, the Company issued a warrant to purchase 9,500 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to Coast in connection with an amendment to the line of credit.

     (j) In November 1996, the Company issued a warrant to purchase 22,500 shares of its Series E Preferred Stock at an exercise price of $7.94 per share to Britannia Hacienda V Limited Partnership and its partners in connection with a facilities lease.

     (k) In January 1997, the Company issued warrants to purchase an aggregate of 50,000 shares of its Common Stock at an exercise price of $9.00 per share to two of the former shareholders of BeneSphere in connection with the Company's acquisition of BeneSphere.

     (l) In March 1997, the Company issued 574,733 shares of Series F Preferred Stock to two purchasers at $17.40 per share for an aggregate purchase price of $10,000,354.

     (m) Since 1989 and through December 31, 1996, the Company has granted stock options to purchase 2,180,022 shares of the Company's Common Stock at a weighted average exercise price of $0.85 per share to employees, consultants and directors pursuant to its 1996 Stock Option Plan, or predecessor plans. Of these options, 168,886 have been canceled without being exercised, 1,440,703 have been exercised and 568,917 remain outstanding.

     The sales and issuances of securities described in paragraphs (a) through
(l) were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The sales and issuances of securities described in paragraph (m) were deemed to be exempt from registration from the Securities Act by virtue of Rule 701 of the Securities Act as they were offered and sold pursuant to written compensatory benefit plans as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT
NUMBER                                        DESCRIPTION
------     ---------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 2.1       Agreement and Plan of Reorganization, dated May 23, 1996, between Registrant and
           Dimension Solutions.
 2.2       Stock Acquisition Agreement, dated January 1, 1997, between Registrant and
           BeneSphere Administrators, Inc.
 3.1       Amended and Restated Certificate of Incorporation.
 3.2       Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering.
 3.3       Bylaws of the Registrant.
 4.1  *    Specimen Common Stock Certificate of Registrant.
 4.2       Amended and Restated Registration Rights Agreement, dated March 12, 1997 between
           Registrant, General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P.
           and certain stockholders of Registrant.
 4.3       Warrant to Purchase Stock, dated January 13, 1995, between Registrant and Silicon
           Valley Bank and related Antidilution and Registration Rights Agreements.
 4.4(a)    Warrant to Purchase Stock, dated April 30, 1996, between Registrant and Coast
           Business Credit and related Antidilution and Registration Rights Agreement.
 4.4(b)    Warrant to Purchase Stock, dated October 25, 1996, between Registrant and Coast
           Business Credit and related Antidilution and Registration Rights Agreement.
 4.5       Warrant to Purchase Series E Preferred Stock, dated July 31, 1996, between
           Registrant and LINC Capital Management.
 4.6(a)    Warrant Purchase Agreement, dated November 14, 1996, between Registrant and certain purchasers.
 4.6(b)    Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and T.J. Bristow and Elizabeth S. Bristow.
 4.6(c)    Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and SDK Incorporated.
 4.6(d)    Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and Laurence Shushan and Magdalena Shushan.
 4.7(a)    Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and
           Louis R. Baransky.
 4.7(b)    Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and
           Ben W. Reppond.
 4.8       Form of Note issued by Registrant on October 20, 1995 and December 12, 1995 (see
           also Exhibit 10.12).
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1       Lease Agreement, dated August 12, 1992, First Amendment to Lease, dated March 23,
           1994, Second Amendment to Lease dated December 9, 1994, and Third Amendment to
           Lease, dated March 16, 1995 between Registrant and Hacienda Park Associates.
10.2       Lease Agreement and Addendum Number One, dated August 26, 1993, and First
           Amendment to Lease, dated March 23, 1994, between Registrant and Hacienda Park
           Associates.

EXHIBIT
NUMBER                                        DESCRIPTION
------     ---------------------------------------------------------------------------------
10.3       Lease Agreement, dated March 23, 1994, First Amendment, dated May 25, 1994 and
           Second Amendment, dated October 5, 1994 between Registrant and Hacienda Park
           Associates.
10.4       Lease Agreement, dated November 13, 1995, and First Amendment to Lease, dated
           February 23, 1996, between Registrant and Hacienda Park Associates.
10.5       Built-to-Suit Lease, dated September 27, 1996, between Registrant and Britannia
           Hacienda V Limited Partnership.
10.6       Office Lease, dated March 22, 1996, between Benefits-Plus Administrators, Inc.
           and the Trustees under the Will and of the Estate of James Campbell, Deceased and
           related Guaranty of Lease.
10.7       1996 Stock Option Plan and related Form of Stock Option Agreement.
10.8       1996 Employee Stock Purchase Plan.
10.9       Employment and Non-competition Agreement, dated May 23, 1996 between Registrant and Dwight L. Jackson.
10.10      Equipment Lease and Addendum No. 1, dated July 31, 1996, between Registrant and
           LINC Capital Management and related Equipment Schedule.
10.11      Form of Indemnification Agreement between Registrant and executive officers and directors.
10.12      Loan Agreement, dated October 20, 1995 between Registrant and certain investors, and First Amendment to Loan Agreement, dated December 12, 1995, between
           Registrant and certain investors.
10.13      Loan and Security Agreement, dated April 30, 1996, between Registrant and Coast
           Business Credit, Amendment Number One, dated October 25, 1996 and Amendment
           Number Two, dated January 6, 1997.
10.14      Promissory Note, dated December 5, 1996, between Registrant and Robert Schneider.
10.15      Promissory Note, dated January 7, 1997, between Registrant and Alison Elder.
10.16      Promissory Note, dated January 31, 1997, between Registrant and Jeffrey Bizzack.
10.17      Office Building Lease between Koll Center Irvine Number Two and Registrant dated
           November 7, 1994, and Amendments Nos. 1 and 2, thereto.
10.18      Lease (Full Service Office Lease), as amended by and between Callahan Pentz
           Properties and Registrant, assigned to Registrant on February 29, 1996.
10.19      Promissory Note, dated December 31, 1996 between BeneSphere Administrators, Inc.
           and Alison Elder.
10.20      Series F Stock Purchase Agreement dated March 12, 1997, between Registrant,
           General Atlantic Partners 39, L.P. and GAP Coinvestment Partners, L.P.
10.21      Stockholders Agreement dated March 12, 1997 between Registrant, General Atlantic
           Partners 39, L.P., GAP Coinvestment Partners, L.P. and Sinton (as defined therein).
11.0       Statement regarding computation of Registrant's per share earnings.
16.1       Letter re Change in Certifying Accountant.
21.0       List of Subsidiaries.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1       Powers of attorney (See page II-6)
27.1       Financial Data Schedule.

---------------

* To be filed by amendment.

     (B) FINANCIAL STATEMENT SCHEDULES

     SCHEDULE II VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 12th day of March 1997.

                                          PROBUSINESS SERVICES, INC.

                                          By: /s/ THOMAS H. SINTON
                                            ------------------------------------
                                            Thomas H. Sinton
                                            President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Sinton and Steven E. Klei, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  ------------------

/s/ THOMAS H. SINTON                        President, Chief Executive       March 12, 1997
------------------------------------------  Officer and Director (Principal
Thomas H. Sinton                            Executive Officer)

/s/ STEVEN E. KLEI                          Vice President, Finance, Chief   March 12, 1997
------------------------------------------  Financial Officer and Secretary
Steven E. Klei                              (Principal Financial and
                                            Accounting Officer)

/s/ DAVID C. HODGSON                        Director                         March 12, 1997
------------------------------------------
David C. Hodgson

/s/ MICHAEL L. HUGHES                       Director                         March 12, 1997
------------------------------------------
Michael L. Hughes

/s/ RONALD W. READMOND                      Director                         March 12, 1997
------------------------------------------
Ronald W. Readmond

/s/ THOMAS P. RODDY                         Director                         March 12, 1997
------------------------------------------
Thomas P. Roddy

                                                                     SCHEDULE II

                               PROBUSINESS, INC.
                             (DOLLARS IN THOUSANDS)

VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS

                                                      YEAR ENDED JUNE 30
                                                 ----------------------------     SIX MONTHS ENDED
                                                  1994       1995       1996      DECEMBER 31, 1996
                                                 ------     ------     ------     -----------------
Balance at beginning of year...................  $2,105     $2,529     $2,988          $ 3,597
Additions......................................     424        459        609            1,085
Reductions.....................................      --         --         --               --
Balance at end of year.........................  $2,529     $2,988     $3,597          $ 4,682

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                        DESCRIPTION
------     ---------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 2.1       Agreement and Plan of Reorganization, dated May 23, 1996, between Registrant and
           Dimension Solutions.
 2.2       Stock Acquisition Agreement, dated January 1, 1997, between Registrant and
           BeneSphere Administrators, Inc.
 3.1       Amended and Restated Certificate of Incorporation.
 3.2       Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering.
 3.3       Bylaws of the Registrant.
 4.1  *    Specimen Common Stock Certificate of Registrant.
 4.2       Amended and Restated Registration Rights Agreement, dated March 12, 1997, between
           Registrant, General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P.
           and certain stockholders of Registrant.
 4.3       Warrant to Purchase Stock, dated January 13, 1995, between Registrant and Silicon
           Valley Bank and related Antidilution and Registration Rights Agreements.
4.4(a)     Warrant to Purchase Stock, dated April 30, 1996, between Registrant and Coast
           Business Credit and related Antidilution and Registration Rights Agreement.
4.4(b)     Warrant to Purchase Stock, dated October 25, 1996, between Registrant and Coast
           Business Credit and related Antidilution and Registration Rights Agreement.
 4.5       Warrant to Purchase Series E Preferred Stock, dated July 31, 1996, between
           Registrant and LINC Capital Management.
4.6(a)     Warrant Purchase Agreement, dated November 14, 1996, between Registrant and certain purchasers.
4.6(b)     Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and T.J. Bristow and Elizabeth S. Bristow.
4.6(c)     Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and SDK Incorporated.
4.6(d)     Warrant to Purchase Series E Preferred Stock, dated November 14, 1996, between
           Registrant and Laurence Shushan and Magdalena Shushan.
4.7(a)     Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and
           Louis R. Baransky.
4.7(b)     Warrant to Purchase Common Stock, dated January 7, 1997, between Registrant and
           Ben W. Reppond.
 4.8       Form of Note issued by Registrant on October 20, 1995 and December 12, 1995 (see
           also Exhibit 10.12).
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1       Lease Agreement, dated August 12, 1992, First Amendment to Lease, dated March 23,
           1994, Second Amendment to Lease, dated December 9, 1994, and Third Amendment to
           Lease, dated March 16, 1995, between Registrant and Hacienda Park Associates.
10.2       Lease Agreement and Addendum Number One, dated August 26, 1993, and First
           Amendment to Lease, dated March 23, 1994, between Registrant and Hacienda Park
           Associates.
10.3       Lease Agreement, dated March 23, 1994, First Amendment, dated May 25, 1994, and
           Second Amendment, dated October 5, 1994, between Registrant and Hacienda Park
           Associates.

EXHIBIT
NUMBER                                        DESCRIPTION
------     ---------------------------------------------------------------------------------
10.4       Lease Agreement, dated November 13, 1995, and First Amendment to Lease, dated
           February 23, 1996, between Registrant and Hacienda Park Associates.
10.5       Built-to-Suit Lease, dated September 27, 1996, between Registrant and Britannia
           Hacienda V Limited Partnership.
10.6       Office Lease, dated March 22, 1996, between Benefits-Plus Administrators, Inc.
           and the Trustees under the Will and of the Estate of James Campbell, Deceased and
           related Guaranty of Lease.
10.7       1996 Stock Option Plan and related Form of Stock Option Agreement.
10.8       1996 Employee Stock Purchase Plan.
10.9       Employment and Non-competition Agreement, dated May 23, 1996, between Registrant and Dwight L. Jackson.
10.10      Equipment Lease and Addendum No. 1, dated July 31, 1996, between Registrant and
           LINC Capital Management and related Equipment Schedule.
10.11      Form of Indemnification Agreement between Registrant and executive officers and directors.
10.12      Loan Agreement, dated October 20, 1995, between Registrant and certain investors and First Amendment to Loan Agreement, dated December 12, 1995, between
           Registrant and certain investors.
10.13      Loan and Security Agreement, dated April 30, 1996, between Registrant and Coast
           Business Credit, Amendment Number One, dated October 25, 1996, and Amendment
           Number Two, dated January 6, 1997.
10.14      Promissory Note, dated December 5, 1996, between Registrant and Robert Schneider.
10.15      Promissory Note, dated January 7, 1997, between Registrant and Alison Elder.
10.16      Promissory Note, dated January 31, 1997, between Registrant and Jeffrey Bizzack.
10.17      Office Building Lease between Koll Center Irvine Number Two and Registrant, dated
           November 7, 1994, and Amendments No. 1 and 2 thereto.
10.18      Lease (Full Service Office Lease), as amended by and between Callahan Pentz
           Properties and Registrant, assigned to Registrant on February 29, 1996.
10.19      Promissory Note, dated December 31, 1996, between BeneSphere Administrators, Inc.
           and Alison Elder.
10.20      Series F Preferred Stock Purchase Agreement, dated March 12, 1997, between
           Registrant, General Atlantic Partners 39, L.P. and GAP Coinvestment Partners,
           L.P.
10.21      Stockholders Agreement, dated March 12, 1997, between Registrant, General
           Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P. and Sinton (as
           defined therein).
11.0       Statement regarding computation of Registrant's per share earnings.
16.1       Letter re Change in Certifying Accountant.
21.0       List of Subsidiaries.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1       Powers of attorney (See page II-6).
27.1       Financial Data Schedule.

---------------

* To be filed by amendment.